424(b)3
                                                             File No. 333-109868


                          L.A.M. PHARMACEUTICAL, CORP.

                                  Common Stock
                                17,653,001 Shares

         By means of this prospectus a number of shareholders of L.A.M. Pharmaceutical Corp. are offering to sell up to 17,653,001 shares of common stock which they own or which they may at a later date acquire upon the exercise of warrants.

      L.A.M. will not receive any proceeds from the sale of the common stock by the selling stockholders. L.A.M. will pay for the expenses of this offering.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 4 of this prospectus

      L.A.M.'s common stock is quoted on the OTC Bulletin Board under the symbol "LAMP." On November 25, 2003 the closing bid price for one share of the L.A.M.'s common stock was $0.20.





















               The date of this prospectus is November 25, 2003

                               PROSPECTUS SUMMARY

      L.A.M, Pharmaceutical, Corp. was incorporated in Delaware in July 1998. In September 1998, L.A.M. acquired all of the issued and outstanding shares of LAM Pharmaceuticals LLC ("LAM") for 6,000,000 shares of L.A.M.'s common stock. LAM Pharmaceuticals LLC was organized in Florida in 1994 (initially as a partnership) to commercialize a new drug delivery system which offers patients, among other benefits, safer and more effective treatment for a number of serious diseases. Unless otherwise indicated, all references to L.A.M. include LAM Pharmaceuticals LLC.

      L.A.M. is the owner of a proprietary wound healing and transdermal drug delivery technology that involves the use of an original Ionic Polymer Matrix (L.A.M. IPM(TM)) for the purpose of delivering, enhancing and sustaining the action of certain established therapeutic agents.

      The L.A.M. IPM(TM) technology combines in a matrix, in a novel manner, those drugs that are well established and generally regarded by the public, the regulatory authorities and pharmaceutical industry as safe. When combined with the active drug ingredient, the L.A.M. Ionic Polymer Matrix(TM) technology allows the delivery of greater amounts of drug to the target area than is otherwise possible. The L.A.M. Ionic Polymer Matrix(TM) technology therefore offers potential benefits by providing faster and more prolonged therapeutic activity, less intrusive and less painful methods of delivery and a faster onset of therapeutic activity.

      L.A.M.'s corporate objective is to develop, market and license wound healing and transdermally delivered drugs, both prescription and over-the-counter, using the patented L.A.M. Ionic Polymer Matrix(TM) technology. L.A.M. intends to seek out corporate alliances and co-marketing partnerships where other drugs and topical products can be enhanced by L.A.M. IPM(TM) technology.

      In April 2002, L.A.M. obtained clearance from the U.S. Food and Drug Administration ("FDA") of its Section 510(k) pre-market notification of intent (number K020325) to market its proprietary L.A.M. IPM Wound Gel(TM). Commercial sales of this product began in August 2002.

      All of L.A.M's other products are in various stages of development and testing, and L.A.M. has not obtained FDA approval for any of these other products. As a result, to date L.A.M. has not generated any significant revenues from the sale of pharmaceutical products, and expects to incur losses until significant revenues are earned from the sale of L.A.M. IPM Wound Gel(TM) or other products.

      L.A.M.'s Head Office and Laboratory is located at 755 Center Street, Lewiston, New York. L.A.M.'s telephone number is (877) 526-7717 and its fax number is (716) 754-2043.

The Offering

      By means of this prospectus a number of shareholders of L.A.M. are offering to sell up to 17,653,001 shares of common stock which they own or which they may at a later date acquire upon the exercise of options or warrants. In this prospectus L.A.M. refers to these persons as the selling shareholders.

      As of October 31, 2003, L.A.M. had 41,794,895 shares of common stock issued and outstanding, which includes shares offered by this prospectus. The number of outstanding shares does not give effect to shares which may be issued pursuant to the exercise and/or conversion of options, warrants and convertible notes previously issued by L.A.M. See "Comparative Share Data".

      L.A.M. will not receive any proceeds from the sale of the shares by the selling shareholders.

      The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of revenues and history of loss, and the need for additional capital. See the "Risk Factors" section of this prospectus for additional Risk Factors.

      OTC Bulletin Board Symbol: LAMP

Summary Financial Data

      The financial data presented below should be read in conjunction with the more detailed financial statements and related notes which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis and Plan of Operations."

Results of Operations:

Income Statement Data:      Nine Months
                               Ended           Year Ended        Year Ended
                        September 30, 2003  December 31, 2002 December 31, 2001
                        ------------------  ----------------- -----------------

Sales                     $     79,784      $     40,160   $              --
Licensing Revenue                   --                --             300,000
Operating Expenses          (1,005,072)       (3,530,273)         (2,060,480)
Financial Accounting
 Expenses                     (314,720)       (2,809,104)         (6,683,492)
Provision for Arbitration
 Settlement                   (606,132)               --                  --
Interest Income                     --                --              45,212
                    ------------------ -----------------      --------------
Net Loss                   $(1,846,140)      $(6,299,217)        $(8,398,760)
                           ============      ============        ============

Balance Sheet Data:
                        September 30, 2003  December 31, 2002  December 31, 2001
                        ------------------  -----------------  -----------------

Current Assets               $   666,714       $   780,628           $158,811
Total Assets                   1,376,917         1,452,217            769,318
Current Liabilities            1,699,887         1,537,164            601,999
Total Liabilities              2,056,792         1,908,561          1,657,396
Working Capital (Deficiency)  (1,033,173)        (756,536)          (443,188)
Stockholders' Equity (Deficit)  (679,875)        (456,344)          (888,078)

Forward Looking Statements

      This prospectus contains various forward-looking statements that are based on L.A.M.'s beliefs as well as assumptions made by and information currently available to L.A.M. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements. Such statements may include statements regarding seeking business opportunities, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors, which could cause actual results to differ materially, are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

                                  RISK FACTORS

      The securities being offered hereby are highly speculative and prospective investors should consider, among others, the following factors related to the business, operations and financial position of L.A.M.

      Although L.A.M received clearance for L.A.M. IPM Wound Gel(TM) in April 2002, there is no guarantee that L.A.M. will receive regulatory approval for its other products. Failure to obtain regulatory approvals for its other products will prevent L.A.M. from marketing them and may significantly and adversely affect its future financial performance. The pre-clinical and clinical testing, manufacturing, and marketing of L.A.M.'s drug delivery systems is subject to extensive regulation by numerous governmental authorities in the United States and in other countries, including, but not limited to, the United States Food and Drug Administration. Among other requirements, FDA approval, including a review of the manufacturing processes and facilities used to produce drug delivery products, is required before these products may be marketed in the United States. Similarly, marketing approval by a foreign governmental authority is typically required before L.A.M.'s drug delivery systems may be marketed in a particular foreign country.

      With the exception of L.A.M. IPM Wound Gel(TM), L.A.M.'s other products have not been cleared by the FDA or any foreign authority. L.A.M does not expect to be profitable until significant revenues are generated from sales of L.A.M. IPM Wound Gel(TM), or unless and until its drug delivery products now under development receive any required FDA or foreign regulatory clearance and are commercialized successfully. In order to obtain FDA clearance of a product L.A.M. must demonstrate to the satisfaction of the FDA that the product is safe and effective for its intended uses and that L.A.M. is capable of manufacturing the product with procedures that conform to the FDA's regulations, which must be followed at all times. The process of obtaining FDA clearance can be costly, time consuming, and subject to unanticipated delay. There can be no assurance that any future clearances will be granted to L.A.M. on a timely basis, or at all.

      In addition to delays in review and approval of pre-clinical and clinical testing, delays or rejection may also be encountered based upon changes in applicable law or regulatory policy during the period of product development and FDA regulatory review. Any failure to obtain, or any delay in obtaining FDA approvals would adversely affect the ability of L.A.M. to market its other products. Moreover, even if FDA approval is granted, any approval may include significant limitations on indicated uses for which a product could be marketed.

      Both before and after approval is obtained, a product and its manufacturer are subject to comprehensive regulatory oversight. Violations of regulatory requirements at any stage, including the pre-clinical and clinical testing process, the approval process, or thereafter (including after approval), may result in adverse consequences, including the FDA's delay in approving or refusal to approve a product, withdrawal of an approved product from the market, and/or the imposition of criminal penalties against the manufacturer. In addition, later discovery of previously unknown problems relating to a marketed product may result in restrictions on such product or manufacturer including withdrawal of the product from the market. Also, new government requirements may be established that could delay or prevent regulatory approval of L.A.M.'s products under development.

      If sales of L.A.M. IPM Wound Gel(TM) do not meet expectations, or cost estimates for clinical trials and research of L.A.M.'s other products are inaccurate, L.A.M. will require additional funding. L.A.M.'s estimates of the future sales of L.A.M. IPM Wound Gel(TM) may be substantially higher than the actual revenues from this product, and its estimates of the costs associated with future clinical trials and research may each be substantially lower than the actual costs of these activities. If L.A.M.'s revenue or cost estimates are incorrect, L.A.M. will need additional funding for its research efforts.

    There can be no assurance that L.A.M. will achieve or maintain a competitive position or that other technological developments will not cause L.A.M.'s proprietary technologies to become uneconomical or obsolete. The biomedical field in which L.A.M. is involved is undergoing rapid and significant technological change. The successful development of therapeutic agents and products will depend on L.A.M.'s ability to be in the technological forefront of this field. There can be no assurance that L.A.M. will achieve or maintain a competitive position or that other technological developments will not cause L.A.M.'s proprietary technologies to become uneconomical or obsolete.

    L.A.M.'s patents might not protect L.A.M.'s technology from competitors. Certain aspects of L.A.M.'s technologies are covered by U.S. patents. In addition, L.A.M. has a number of patent applications pending. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford L.A.M. Disputes may arise between L.A.M. and others as to the scope, validity and ownership rights of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that L.A.M. will be in a position, or will deem it advisable, to carry on such a defense. Other private and public concerns may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to L.A.M. The scope and validity of such patents, if any, are presently unknown. Also, as far as L.A.M. relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology.

      L.A.M. has a history of losses and may never be profitable. L.A.M. has never earned a profit. As of September 30, 2003 L.A.M.'s accumulated deficit was approximately $(26,400,000). L.A.M. expects to incur additional losses during the forseeable future. No assurance can be given that the launch of L.A.M. IPM Wound Gel(TM) will be successful, or that L.A.M.'s other product development efforts will be completed, that regulatory approvals will be obtained, that they will be manufactured and marketed successfully, or that L.A.M. will ever earn a profit.

      If L.A.M. cannot obtain additional capital, L.A.M. may have to delay or postpone development and research expenditures which may influence L.A.M.'s ability to produce a timely and competitive product.

      This offering is being made on behalf of certain selling shareholders. L.A.M. will not receive any proceeds from the sale of the shares offered by the selling shareholders. Clinical and other studies necessary to obtain approval of a new drug can be time consuming and costly. The different steps necessary to obtain regulatory approval, especially that of the FDA, involve significant costs. Accordingly, L.A.M. will need additional capital in order to fund the costs of future clinical trials, related research, and general and administrative expenses. L.A.M. may be forced to delay or postpone development and research expenditures if L.A.M. is unable to secure adequate sources of funds. These delays in development would have an adverse effect on L.A.M.'s ability to produce timely and competitive products. There can be no assurance that L.A.M. will be able to obtain the funding which it will require.

L.A.M. may sell shares of its common stock in the future and these sales may dilute the interests of other security holders and depress the price of L.A.M.'s common stock.

      As of October 31, 2003, L.A.M had 41,794,895 outstanding shares of common stock, which includes shares offered by this prospectus. As of October 31, 2003, there were outstanding options, warrants and convertible notes which would allow the holders of these securities to purchase approximately 22,800,000 additional shares of L.A.M.'s common stock, which includes the shares offered by this prospectus. L.A.M. may also issue additional shares for various reasons and may grant additional stock options to its employees, officers, directors and third parties. See " Comparative Share Data".

      The issuance or even the potential issuance of shares upon the exercise of warrants or options, or upon the conversion of promissory notes, or in connection with any other financing will have a dilutive impact on L.A.M.'s other stockholders and could have a negative effect on the market price of L.A.M.'s common stock.

      As L.A.M. issues shares of its common stock as a result of the exercise of options or warrants or upon the conversion of promissory notes, the price of L.A.M.'s common stock may decrease due to the additional shares in the market. Any decline in the price of L.A.M.'s common stock may encourage short sales, which could place further downward pressure on the price of L.A.M.'s common stock.

There is, at present, only a limited market for L.A.M.'s common stock and there is no assurance that this market will continue.

      L.A.M.'s common stock is traded on the OTC Bulletin Board. Trades of L.A.M.'s common stock are subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for L.A.M.'s common stock. As a result of these rules, investors may find it difficult to sell their shares.

                             COMPARATIVE SHARE DATA

      As of October 31, 2003, L.A.M. had 41,794,895 outstanding shares of common stock, which includes shares offered by this prospectus. The number of shares outstanding as of October 31, 2003 excludes shares which may be issued upon the conversion of promissory notes or the exercise of options and warrants issued by L.A.M.

The issuance of additional shares and the eligibility of issued shares for resale will dilute L.A.M.'s common stock and may lower the price of L.A.M.'s common stock. Investors in this offering will suffer immediate dilution since the price paid for the securities offered will likely be more then the net tangible book value of L.A.M.'s common stock. Net tangible book value is calculated by dividing L.A.M.'s total assets, less intangible assets and liabilities, and dividing it by the number of outstanding shares of common stock. The actual dilution to investors in this offering will depend on the price which they pay for the shares.

                                                       Number of        Note
                                                        Shares        Reference

Shares offered by this prospectus by the selling shareholders:

   Shares owned or shares issuable upon the date of
         this prospectus:                             10,905,251     A, E

   Shares issuable upon exercise of warrants:          6,747,750     A, E

A. See the section of this prospectus entitled "Selling Shareholders" for information concerning the names of the selling shareholders and the shares and warrants held by the selling shareholders.

Other Shares Which May Be Issued

      The following table lists additional shares of L.A.M.'s common stock which may be issued as the result of the conversion of promissory notes or the exercise of outstanding options or warrants:
                                                       Number of        Note
                                                         Shares       Reference

   Shares issuable upon conversion of promissory notes     920,000         B

   Shares issuable upon exercise of Series A, B, C and D
   warrants                                              3,255,271         B

   Shares issuable upon exercise of options and         12,430,621         C
   warrants granted to L.A.M.'s officers, directors, employees, private investors, and financial consultants.

   Shares issuable upon the exercise of warrants which
   were issued as part of the Equity Line of Credit        938,473         D

B. In November 2002, L.A.M. sold convertible notes, plus Series A, B, C and D warrants, to a group of private investors for $700,000. The notes do not bear interest, are unsecured and are payable on November 1, 2005. At the holder's option the notes are convertible into shares of L.A.M.'s common stock equal in number to the amount determined by dividing each $1,000 of note principal to be converted by the Conversion Price. As of October 31, 2003 the Conversion Price was $0.12.

      As of October 31, 2003 notes in the principal amount of $589,600 had been converted into 2,252,041 shares of L.A.M.'s common stock. L.A.M. would be required to issue an additional 1,336,666 shares of common stock if all remaining notes were converted on October 31, 2003.

      If L.A.M. sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable Conversion Price, the Conversion Price will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be.

      If L.A.M. sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable exercise price of the Series A warrants, the exercise price of the Series A warrants will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be.

      Information concerning the terms of the Series A, B, C and D warrants follows:

   Series       Shares Issuable Upon Exercise  Exercise Price  Expiration Date

    A                    411,522                  $0.12          11/01/07
    B                  1,312,500                  $0.80          11/01/07
    C                    875,000                  $1.20          11/01/07
    D                    656,250                  $1.60          11/01/07

      See "Description of Securities" for more information concerning the convertible notes and the Series A, B, C and D warrants.

C. Options and warrants are exercisable at prices between $0.35 and $4.83 per share and expire between January 2004 and June 2011.

D. On January 24, 2001, L.A.M. entered into an equity line of credit agreement with Hockbury Limited in order to establish a possible source of funding for the development of L.A.M.'s technology. The equity line of credit agreement established what is sometimes also referred to as an equity drawdown facility.

      On July 22, 2002 the Company terminated the equity line of credit agreement with Hockbury Limited. As consideration for the cancellation of the agreement, the Company repriced the warrants held by Hockbury Limited to purchase 482,893 shares of common stock from a price of $4.56 per share to $1.35 per share. The warrants may be exercised at any time prior to January 24, 2004.

Prior to the termination of the equity line of credit L.A.M. had received net proceeds of $971,000 from the sale of 1,053,177 shares of common stock under the equity line.

E. Capital Research Group, Inc. An investor relations firm formerly used by L.A.M. filed a claim against L.A.M. with the American Arbitration Association alleging that L.A.M. failed to pay Capital Research Group in accordance with the terms of an agreement between the parties. In May 2003, L.A.M. learned that the arbitrator awarded damages in the amount of approximately $600,000 to Capital Research Group. On November 19, 2003 L.A.M. and Capital Research Group agreed to settle all amounts owed by L.A.M. to Capital Research Group for the following:

      1. 3,059,363 shares of L.A.M.'s common stock;

      2. a warrant to purchase 1,000,000 shares of L.A.M.'s common stock at a price of $0.22 per share at any time prior to March 24, 2004;

      3. a warrant to purchase that number of shares, if any, of L.A.M.'s common stock equal to 10% of the total number of shares of L.A.M.'s common stock issued or committed to be issued (including shares underlying any securities which are convertible into shares of L.A.M.'s common stock but excluding any shares included in the Selling Shareholder table of this prospectus) by L.A.M. during the 90 day period beginning with the date of this prospectus. The warrant may be exercised at a price of $0.01 per share at any time but prior to the later to occur of (i) March 24, 2004; or (ii) 30 days after L.A.M. notifies Capital Research Group in writing of the issuance by L.A.M. of shares which are issuable upon the exercise of this warrant. Although L.A.M. does not believe this warrant will entitle Capital Research Group to acquire any additional shares of L.A.M.'s common stock, L.A.M. has nevertheless reserved 500,000 shares for issuance with respect to this warrant.

      The shares referred to in this Note E are being offered for sale by means of this prospectus. See "Selling Shareholders".

      Substantially all of the shares issuable upon the exercise of options and warrants, and which are referred to in Notes B, C and D, have been, or will be, registered for public sale by means of separate registration statements which have been, or will be, filed with the Securities and Exchange Commission.

                            Market for Common STOCK.

      As of October 31, 2003, there were approximately 139 record owners of L.A.M.'s common stock. L.A.M.'s common stock is traded on the OTC Bulletin Board under the symbol "LAMP". Set forth below are the range of high and low bid quotations for the periods indicated as reported by the OTC Bulletin Board. The market quotations reflect interdealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. L.A.M.'s common stock began trading in August 1999.

            Quarter Ending              High           Low

                9/30/99                $ 1.38          $0.60
               12/31/99                $ 4.00          $0.88

                3/31/00                $10.00          $4.00
                6/30/00                $ 9.25          $4.75
               12/31/00                 $4.75          $2.62

                3/31/01                 $6.06          $1.72
                6/30/01                 $2.75          $0.75
                9/30/01                 $0.95          $0.58
               12/31/01                 $0.76          $0.51

                3/31/02                 $0.99          $0.46
                6/30/02                 $2.50          $0.69
                9/30/02                 $0.88          $0.45
               12/31/02                 $0.54          $0.27

               03/31/03                 $0.34          $0.19
               06/30/03                 $0.24          $0.08
               09/30/03                 $0.21          $0.14

      Holders of common stock are entitled to receive dividends as may be declared by the Board of Directors and, in the event of liquidation, to share pro rata in any distribution of L.A.M.'s assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. L.A.M. has not paid any dividends does not have any current plans to pay any dividends.

                      Management's discussion and Analysis
                              AND plan of operation

      The following sets forth certain financial data with respect to L.A.M. and is qualified in its entirety by reference to the more detailed financial statements and notes included elsewhere in this prospectus.

Summary Financial Data

     With the exception of its L.A.M. IPM Wound Gel(TM), all of L.A.M.'s products are in the development stage. As of September 30, 2003 L.A.M. has generated only limited revenues from the sale of its L.A.M. IPM Wound Gel(TM).

Results of Operations:

Income Statement Data:     Nine Months
                             Ended             Year Ended         Year Ended
                        September 30, 2003  December 31, 2002  December 31, 2001
                        ------------------  -----------------  -----------------

Sales                        $     79,784      $     40,160      $        --
Licensing Revenue                      --                --          300,000
Operating Expenses             (1,005,072)       (3,530,273)      (2,060,480)
Financial Accounting Expenses    (314,720)       (2,809,104)      (6,683,492)
Provision for Arbitration
 Settlement                      (606,132)               --               --
Interest Income                        --                --           45,212
                         ---------------- -----------------   --------------
Net Loss                      $(1,846,140)      $(6,299,217)     $(8,398,760)
                             ============      ============     ============


Balance Sheet Data:
                       September 30, 2003  December 31, 2002  December 31, 2001
                       ------------------  -----------------  -----------------

Current Assets               $   666,714       $   780,628           $158,811
Total Assets                   1,376,917         1,452,217            769,318
Current Liabilities            1,699,887         1,537,164            601,999
Total Liabilities              2,056,792         1,908,561          1,657,396
Working Capital (Deficiency)  (1,033,173)        (756,536)          (443,188)
Stockholders' Equity (Deficit)  (679,875)        (456,344)          (888,078)

Results of Operations

Nine months ended September 30, 2003 compared with nine months ended September 30, 2002

Net Sales

Revenue during the nine months ended September 30, 2003 was $80,000 compared to $22,000 recorded in the nine months ended September 30, 2002. The change is due to the new product sales from the limited commercial introduction of L.A.M. IPM Wound Gel(TM) which commenced in August 2002.

Research and Development Expense

Research and development expenses for the nine months ended September 30, 2003 decreased 66% to $147,000 from $433,000 for the nine months ended September 30, 2002. The decrease is due to costs incurred in 2002 to obtain regulatory approval, granted in April 2002, for L.A.M. IPM Wound Gel(TM) that did not recur in 2003. Research and development expenses tend to fluctuate from period to period depending on the status and timing of the individual projects in process.

Marketing and Business Development

Marketing and business development expenses for the nine months ended September 30, 2003 decreased 56% to $330,000 from $749,000 for the nine months ended September 30, 2002. The decrease is due to costs incurred in 2002 for the product launch such as product design and the initial marketing campaign that did not recur in 2003.

General and Administrative Expenses

General and administrative expenses for the nine months ended September 30, 2003 decreased 56% to $507,000 from $1,155,000 for the nine months ended September 30, 2002. The decrease is partially due to the non-recurrence of the Investor relations costs incurred as a result of the exceptional level of activity during the first quarter of 2002 and a reduction in financial banking and consulting expenses as these services are now being performed internally. In addition, there was a reduction in executive and employee salaries due to reduced headcount, a reduction in legal expenditures as during the nine months ended September 30, 2002 the Company was negotiating and setting in place the distribution and business channels needed to launch the I.P.M. Wound Gel(TM) and a write-off of a receivable in the third quarter of 2002 which did not recur in the nine months ended September 30, 2003.

The primary components of general and administrative expenses for the nine months ended September 30, 2003 and 2002 were as follows:

                                             2003          2002
                                        ---------------------------

Officers' salaries                      $    50,375    $   61,250
Employee salaries and benefits               86,041        93,596
Investor Relations                           29,358       210,101
Financial banking and consulting             29,688       119,340
Legal and auditing (including SEC filings)  154,109       195,624
Insurance                                    36,864        87,823
Write-Off of Receivable                          --       289,000
Other expenses                              120,516        97,829
                                         ----------  ------------
             Total                        $ 506,951    $1,154,563
                                          =========    ==========


Interest Expense

Interest expense for the nine months ended September 30, 2003 decreased 59% to $7,000 from $17,000 for nine months ended September 30, 2002 following the partial repayment of loans received from Stockholders.

Share and Option Grants

L.A.M. is required to recognize non-cash expenses which represent the deemed fair value of grants of stock options and of stock for services, calculated in accordance with US generally accepted accounting principles. These deemed non-cash costs, which are accounted for by correspondingly increasing L.A.M.'s paid in capital, totaled $257,000 for the nine months ended September 30, 2003 as compared to $2,345,000 during the nine months ended September 30, 2002. The decrease is due to options granted to an executive in February 2002 and shares issued to third parties for services performed in the nine months ended September 30, 2002 that did not recur in the nine months ended September 30, 2003.

The majority of these costs were attributable to shares issued to third parties for services performed.

Other Expenses

As previously disclosed in L.A.M.'s Form 10-KSB filed on April 1, 2003, a hearing was held on March 26, 2003 before an arbitrator with the American Arbitration Association relating to an alleged breach of the terms of an agreement between L.A.M. and Capital Research Group, Inc., an investor relations firm formerly used by L.A.M. In May 2003, L.A.M. learned that the arbitrator awarded Capital Research Group damages in the amount of approximately $600,000. L.A.M. accrued the entire amount plus interest, at a rate of 2% per annum, as an expense and liability in its financial statements for the six months ended June 30, 2003. Subsequent to the entry of the arbitration award L.A.M. and Capital Research Group agreed to settle all amounts owed by L.A.M. to Capital Research Group for the following:

      1. 3,059,363 shares of L.A.M.'s common stock;

      2. a warrant to purchase 1,000,000 shares of L.A.M.'s common stock at a price of $0.22 per share at any time prior to March 24, 2004;

      3. a warrant to purchase that number of shares, if any, of L.A.M.'s common stock equal to 10% of the total number of shares of L.A.M.'s common stock issued or committed to be issued (including shares underlying any securities which are convertible into shares of L.A.M.'s common stock but excluding any shares included in the Selling Shareholder table of this prospectus) by L.A.M. during the 90 day period beginning with the date of this prospectus. The warrant may be exercised at a price of $0.01 per share at any time but prior to the later to occur of (i) March 24, 2004 the date of this prospectus; or (ii) 30 days after L.A.M. notifies Capital Research Group in writing of the issuance by L.A.M. of shares which are issuable upon the exercise of this warrant. Although L.A.M. does not believe this warrant will entitle Capital Research Group to acquire any additional shares of L.A.M.'s common stock, L.A.M. has nevertheless reserved 500,000 shares for issuance with respect to this warrant.

      See Note E to the "Comparative Share Data" table.

Year Ended December 31, 2002 compared with Year Ended December 31, 2001
-----------------------------------------------------------------------

Sales

     During the year ended December 31, 2002, L.A.M. commenced commercial sales of its L.A.M. IPM Wound Gel(TM). Revenue for the sale of the product is recorded when the revenue is realized or realizable and earned.

Licensing Revenue

      During the year ended December 31, 2001, licensing revenue of $300,000 was received from Ixora Bio-Medical Co. Inc. ("Ixora") under the terms of their license agreement related to L.A.M.'s sexual dysfunction products. See Item 1 of this report for further information concerning L.A.M.'s agreement with Ixora.

Interest Expense

      Interest expense for the year ended December 31, 2002 decreased 91% to $20,000 from $233,000 for the year ended December 31, 2001 due to the conversion of all remaining debentures during 2001.

General and Administrative Expenses

      General and administrative expenses for the year ended December 31, 2002 increased 43% to $1,972,000 from $1,379,000 for the year ended December 31, 2001. The increase included costs attributable to the write off of the option receivable as described in Note H to the financial statements; increased costs of regulatory filings in respect of past and present options, note conversions, share grants for services and quarterly and yearly filings as required by the Securities and Exchange Commission; and costs attributable to the increase in insurance costs due to the launch of the L.A.M. IPM Wound Gel (TM). The increase was offset by the decrease in investor relations due to the non-recurrence of the exceptional level of activity in the previous year and the decrease in costs incurred in 2001 to arrange the equity line of credit which did not recur in 2002.

      The primary components of general and administrative expenses for the years ended December 31, 2002 and 2001 were as follows:

                                                2002           2001
                                                ----           ----

Officers' salaries                         $    74,125    $   149,612
Employee salaries and benefits                 127,787        123,113
Investor Relations                             265,819        337,680
Commissions and other costs in
    connection with financings                  83,070        138,863
Financial Banking and Consulting               194,200        197,333
Legal and Auditing (including SEC filings)     327,945        276,415

Insurance                                      130,882         38,745
Write off of receivable                        627,000             --
Other Expenses                                 141,501        117,030
                                         -------------   ------------
             Total                         $ 1,972,329    $ 1,378,791
                                           ===========    ===========

Marketing and Business Development Expense

      Marketing and business development expense for the year ended December 31, 2002 increased 383% to $975,000 from $202,000 for the year ended December 31, 2001. The increase reflects the build up of marketing management and resources and promotional activity in preparation for the commercial sales of L.A.M. IPM Wound Gel(TM) and the introduction of the product to markets outside of the U.S. Research and Development Expense

      Research and development expenses for the year ended December 31, 2002 increased 19% to $573,000 from $480,000 for the year ended December 31, 2001. The increase includes the scale up in production of L.A.M. IPM Wound Gel(TM) to commercial batch quantities.

Share and Option Grants

      L.A.M. is required to recognize non-cash expenses which represent the deemed fair value of grants of stock options and of stock for services, calculated in accordance with US generally accepted accounting principles. These deemed non-cash costs, which are accounted for by correspondingly increasing L.A.M.'s paid in capital, decreased to $2,468,000 for the year ended December 31, 2002 compared with $4,266,000 for the year ended December 31, 2001. The non-cash expenses included costs attributed to options and shares granted to consultants and directors for services performed and in recognition of their additional efforts now required to bring L.A.M.'s first product to market; to options granted in connection with the related strengthening of the management team; and to other investors for their investment support.

Conversion Premium

      During the years ended December 31, 2002 and 2001, conversion premiums of $205,000 and $1,058,000 respectively were charged to expense.

      The charge in 2002 related to the sale of convertible notes during that year, and represented the difference between the deemed fair value of L.A.M.'s common stock and the conversion price of the convertible notes sold.

      The charge in 2001 represented the deemed fair value of the enhanced terms granted in August of that year to note holders who agreed to convert their outstanding notes during the year.

      The conversion premiums did not require the use of cash.

Warrants Issued

      The expense of $56,000 for the year ended December 31, 2002 represents the fair value of the warrants issued to the Convertible Note holders and the placement agent in connection with the issuance of the Convertible Notes.

      The expense of $1,100,000 for the year ended December 31, 2001 represents the fair value of the warrants issued to Hockbury Limited in connection with the equity line of credit and the warrants issued to GKN Securities as placement agent for the equity line.

Liquidity and Sources of Capital

Nine Months Ended September 30, 2003

      L.A.M.'s cash and cash equivalents as of September 30, 2003 were approximately $60,000 compared with approximately $210,000 at December 31, 2002. Working capital deficiency increased from approximately $(757,000) as of December 31, 2002 to $(1,033,000) as of September 30, 2003, primarily as the result of the accrued arbitration settlement.

      L.A.M.'s operations used approximately $546,000 in cash during the nine months ended September 30, 2003 compared to $2,574,000 used in the same period in the prior year. During the current year, changes in L.A.M.'s working capital balances resulted in a source of cash in the amount of $846,000 compared to a use of cash of $17,000 in the same period in the prior year. Reduced operating expenses and increased revenue contributed to the remainder of the change in cash requirements for the nine months ended September 30, 2003 compared to the same period in the prior year.

      During this period L.A.M. also spent $90,000 for patents, trademarks, and equipment purchases.

        Sources of cash during the nine months ended September 30, 2003 came principally from the exercise of stock options amounting to $25,000 and from proceeds from stock subscriptions amounting to $400,000.

      L.A.M. is currently undergoing a due diligence process with respect to a multi-tranche financing earmarked to fund both its ongoing operations and strategic initiatives. There can be no guarantee that L.A.M. will receive sufficient funds to implement its business plan.

      During the three months ended September 30, 2003 L.A.M. sold units of L.A.M.'s common stock in which each unit consists of 1000 shares of L.A.M.'s common stock plus 750 warrants. Each warrant will entitle the holder to purchase one of L.A.M.'s common stock as follows:

o One third of warrants may be exercised at any time prior to February 28, 2005 at a price of $0.30 per share

o One third of warrants may be exercised at any time prior to August 31, 2005 at a price of $0.30 per share

o One third of warrants may be exercised at any time prior to February 28, 2006 at a price of $0.50 per share

      Between July 1, 2003 and October 14, 2003 L.A.M. sold 7,341,828 shares of its common stock, plus warrants for the purchase of an additional 5,247,750 shares for proceeds and debt reduction amounting to a total of $958,000. A total of 4,974,828 shares, plus warrants for the purchase of 3,472,000 shares were sold to thirty-nine investors for $673,960 in cash. An additional 2,367,000 shares, plus warrants for the purchase of 1,775,250 shares, were sold to five persons in payment of $284,040 owed by L.A.M. to these persons.

Year Ended December 31, 2002

      L.A.M.'s primary source of liquidity as of December 31, 2002 is cash and cash equivalents of $210,000. Working capital decreased from approximately $(443,000) as of December 31, 2001 to $(757,000) as of December 31, 2002.

      L.A.M.'s operations and an increase in accounts receivable and inventory used approximately $3,241,000 in cash during the year ended December 31, 2002. This was offset by an increase in accounts payable and accrued expenses in the amount of $548,000, which provided cash.

      During this period L.A.M. also spent $122,000 for patents, trademarks, and equipment purchases.

      Cash required during the year ended December 31, 2002 came principally from the exercise of stock options amounting to $1,750,000, proceeds from the sale of shares under the equity line of credit agreement amounting to $487,000 and proceeds from the sales of Convertible Notes in the amount of $700,000.

      On January 24, 2001, L.A.M. entered into an equity line of credit agreement, or equity drawdown facility, with Hockbury Limited in order to establish a source of funding for the development of L.A.M.'s technology. As of July 22, 2002, L.A.M. had sold 1,053,177 shares of common stock and received $971,000 in net proceeds under the equity line of credit agreement.

      On July 22, 2002 L.A.M. terminated the equity line of credit agreement with Hockbury Limited. As consideration for the cancellation of the agreement, L.A.M. repriced the warrants held by Hockbury Limited to purchase 482,893 shares of common stock from a price of $4.56 per share to $1.35 per share. This re-pricing had no effect on the operations for the year ended December 31, 2002. The warrants may be exercised at any time prior to January 24, 2004.

      See Note H to the financial statements included as part of this report for information concerning the settlement of receivables owed to L.A.M. by a former officer of L.A.M.

      On November 1, 2002, L.A.M. sold convertible notes, plus Series A, B, C and D warrants, to a group of private investors for $700,000. See Note J to the financial statements included as part of this report for information concerning this transaction. If all Series A, B, C and D warrants were exercised the Company would receive approximately $3,775,000.

Year Ended December 31, 2001

      L.A.M.'s operations and an increase in inventories used approximately $1,713,000 in cash during the year ended December 31, 2001. This was offset by a decrease in notes receivable and an increase in accounts payable and accrued expenses in the amount of $256,000, which provided cash.

      During this period L.A.M. also spent $282,000 for patents, trademarks, and equipment purchases.

      Cash required during the year ended December 31, 2001 came from the use of existing cash, the exercise of stock options amounting to $112,000 and proceeds from the sale of shares under the Equity Line of Credit Agreement amounting to $484,000.

Plan of Operation

During the twelve months ending September 30, 2004 L.A.M. plans to:

o Continue the ongoing process of expanding its US sales channels for L.A.M. IPM Wound Gel(TM).

o Form strategic partnerships focused on the development and marketing of new IPM based products and acquire revenue producing products that fit well with L.A.M.'s business strategy.

o Ensure sustained sales ramp up through the effective targeting of the defined wound healing markets - wound care, home care, nursing homes and podiatry.

o    Seek and identify additional market segments for L.A.M. IPM Wound Gel(TM).

o Continue to develop and commercialize new derivatives of the L.A.M. IPM Wound Gel(TM).

o     Commence commercial sales of its L.A.M. IPM Wound Gel(TM)in Mexico.

o Complete the regulatory approval process for its L.A.M. IPM Wound Gel(TM) in China and establish initial sales channels in the region.

o Pursue and establish sales representations in other international locations, namely other Far East countries.

o Seek a European distribution partner and commence the European regulatory approval process for the Gel.

o Continue the development of other products based on L.A.M.'s proprietary and patented Ionic Polymer Matrix(TM) technology, including motion sickness, and skin care.

o Continue to seek strategic relationships with international pharmaceutical companies that will enable L.A.M. to accelerate the commercial application of its Ionic Polymer Matrix(TM) based technology.

      During this period, L.A.M. expects that it will focus the majority of its spending on marketing and business development, in particular in respect to its L.A.M. IPM Wound Gel(TM). L.A.M. plans to use its existing financial resources as well as revenue streams from the sale of its L.A.M. IPM Wound Gel(TM) to fund some of its cash requirements during this period. In addition, cash may be raised through public or private sales of its common stock. It should be noted that substantial funds may be needed for more extensive research and clinical studies before L.A.M. will be able to sell other products on a commercial basis.

      L.A.M. does not have any material capital commitments. Cash requirements in the immediate future relate to general business operations including the marketing and sales of its IPM Wound Gel(TM), and funds, if any, that may be required to settle the Arbitration award to the investor relations firm.

      Due to the previous lack of any significant revenues, to date L.A.M. has relied upon proceeds from the public and private sale of its common stock and convertible debentures to meet its funding requirements. Funds raised by L.A.M. have been expended primarily in connection with research, development, clinical studies and administrative costs. Until significant revenues commence from the commercial sale of its products, L.A.M. will be required to fund its operations through the sale of securities, debt financing or other arrangements. However, there can be no assurance that such financing will be available or be available on favorable terms.

                                    BUSINESS

      L.A.M. Pharmaceutical, Corp. was incorporated in Delaware in July 1998. In September 1998, L.A.M. acquired all of the issued and outstanding shares of LAM Pharmaceuticals LLC for 6,000,000 shares of L.A.M.'s common stock. LAM Pharmaceuticals LLC was organized in Florida in 1994 (initially as a partnership) to commercialize a new drug delivery system which offers patients, among other benefits, safer and more effective treatment for a number of serious diseases. Unless otherwise indicated, all references to L.A.M. include LAM Pharmaceuticals LLC.

      L.A.M. is the owner of a proprietary wound healing and transdermal drug delivery technology that involves the use of an original L.A.M. Ionic Polymer Matrix technology (L.A.M. IPM(TM)) for the purpose of delivering, enhancing and sustaining the action of certain established therapeutic agents.

      The L.A.M. IPM(TM) technology combines in a matrix, in a novel manner, those drugs that are well established and generally regarded by the public, the regulatory authorities and pharmaceutical industry as safe. When combined with the active drug ingredient, the L.A.M. Ionic Polymer Matrix(TM) technology allows the delivery of greater amounts of drug to the target area than is otherwise possible. The L.A.M. Ionic Polymer Matrix(TM) technology therefore offers potential benefits by providing faster and more prolonged therapeutic activity, less intrusive and less painful methods of delivery and a faster onset of therapeutic activity.

      L.A.M.'s corporate objective is to develop, market and license wound healing and transdermally delivered drugs, both prescription and over-the-counter, using the patented L.A.M. Ionic Polymer Matrix(TM) technology. L.A.M. intends to seek out corporate alliances and co-marketing partnerships where other drugs and topical products can be enhanced by L.A.M. IPM(TM) technology.

      On April 15, 2002, L.A.M. obtained clearance from the U.S. Food and Drug Administration ("FDA") of its Section 510(k) pre-market notification of intent (number K020325) to market its proprietary L.A.M. IPM Wound Gel(TM). Commercial sales of the product began in August 2002.

      All of L.A.M's other products are in various stages of development and testing, and L.A.M. has not obtained FDA approval for any of these other products. As a result, to date L.A.M. has not generated any significant revenues from the sale of pharmaceutical products, and expects to incur losses until significant revenues are earned from the sale of L.A.M. IPM Wound Gel(TM) or other products.

      In order to fully understand and appreciate the significance and effectiveness of L.A.M.'s drug delivery technology it is important to understand how various drug-based formulations are applied to the skin and the ways that substances applied to the skin are absorbed by the skin and other structures of the body.

      For many years, lotions, creams, suspensions and solutions of various natural (herbal) and therapeutic (drug) substances have been applied to the skin. When it comes to treating pain, sexual dysfunction and other disease states which emanate from structures of the body below the skin, topical therapy is not effective unless the therapeutic agent can penetrate the outer layer of the skin (stratum corneum) which acts as a protective barrier. This layer consists of numerous dead cells and cells in transition, which collectively forms an effective barrier to penetration of substances, such as bacteria, in the air or in water. Thus the stratum corneum plays an important role in protecting the body from invasion by harmful substances.

      It is this same protective role which has posed a major challenge over the years regarding devising a mechanism that can effectively penetrate the stratum corneum for the purpose of delivering therapeutic substances to structures deep within the body.

      In 1994, L.A.M.'s scientists discovered that certain molecules called polymers were found to possess strong electrical charges which, when combined with other polymers of a specific electrical charge, are able to effectively penetrate the outer layers of the skin. In addition, these molecules are able to attach or surround other molecules such as therapeutic drug molecules and carry them within a matrix through the outer layers of the skin into the deeper structures below. L.A.M.'s scientists recognized that these discoveries would be of great significance to the delivery of therapeutic agents. This phenomenon, which is the basis for the L.A.M. Ionic Polymer Matrix(TM) (L.A.M. IPM(TM)) delivery system, is covered by fourteen U.S. patents and four foreign patents which are owned by L.A.M.

      The L.A.M. Ionic Polymer Matrix(TM) technology combines in a matrix, in a novel manner, those drugs that are well established and generally regarded by the public, the regulatory authorities and pharmaceutical industry as safe. When combined with the active drug ingredient, the L.A.M. Ionic Polymer Matrix(TM) technology allows the delivery of greater amounts of drug to the target area than is otherwise possible. The L.A.M. Ionic Polymer Matrix(TM) technology therefore offers potential benefits by providing faster and more prolonged therapeutic activity, less intrusive and less painful methods of delivery and faster onset of therapeutic activity.

      L.A.M.'s products are regulated in the United States by the FDA. L.A.M's first product, L.A.M. IPM Wound Gel(TM) falls into the hydrogel and burn dressing group as defined by the FDA, and is therefore considered a Class I device (pursuant to FDA ruling of November 4, 1999). Class I devices are subject to "general controls". This is the lowest level of FDA control that focuses on basic factors such as quality regulation.

      L.A.M. is of the opinion that other products which it is developing will be classified as cosmetics, OTC drugs, or new drugs. Products classified as cosmetics or OTC drugs may be marketed without FDA approval. New drugs that are not cosmetics and that are not considered an OTC drug must be approved by the FDA prior to marketing in the United States. Before human testing can begin with respect to a new drug in the United States preclinical studies are conducted in laboratory animals to evaluate the potential efficacy and the safety of a product. Human clinical studies generally involve a three-phase process. The initial clinical evaluation, Phase I, consists of administering the product and testing for safe and tolerable dosage levels. Phase II trials continue the evaluation of safety and determine the appropriate dosage for the product, identify possible side effects and risks in a larger group of subjects, and provide preliminary indications of efficacy. Phase III trials consist of testing for actual clinical efficacy within an expanded group of patients at geographically dispersed test sites.

      L.A.M. believes that its L.A.M. IPM(TM) technology, when used with prescription drugs, will be regulated as an unapproved new drug and will require approval by the FDA. Conversely, L.A.M.'s IPM technology, when used with a cosmetic or an OTC drug, could be marketed without FDA approval.

      Production scale up and manufacture of L.A.M.'s IPM Wound Gel(TM) has been contracted to an independent FDA approved manufacturer. Sales of L.A.M.'s IPM Wound Gel(TM) began in August 2002.

      L.A.M. has developed a comprehensive marketing strategy for L.A.M. IPM Wound Gel(TM) that covers direct sales to wound healing centers and other specialized medical practices, Internet sales, sales through contract sales organizations and licensing.

      L.A.M. is also evaluating a limited number of IPM/drug formulations that have shown promise during preliminary clinical investigation. L.A.M.'s preferred course for these formulations is to negotiate licensing agreements and/or joint ventures with larger pharmaceutical companies which have the financial resources to fund the research and/or clinical trials necessary to complete the development of L.A.M.'s products.

      If the results of the clinical trials involving these formulations are promising, L.A.M. may then be in a position to negotiate licenses which would generate sufficient revenue so as to allow L.A.M. to exploit the L.A.M. IPM(TM) technology using a variety of other drugs. It should be emphasized that a number of risks may be associated with this approach. While preliminary results have been promising, there is no certainty that the efficacy of the IPM/drug formulations currently being tested will be borne out in subsequent clinical trials. In addition, more clinical studies may be requested by a potential licensee before it is willing to enter into an agreement.

      L.A.M.'s objective is to raise sufficient capital to enable it to sustain ongoing research, marketing and administrative overhead as well as to enable it to undertake the work necessary to obtain FDA approval for new products, if required, and to license the products to third parties.

      The longer L.A.M. is able to fund development and the clinical trials for its products and thereby establish their efficacy, the greater their value will be to a potential licensee given the reduced risk of failure. Consequently, the longer L.A.M. retains sole ownership of the products the greater will be its bargaining position with prospective licensees and strategic alliance partners. Indeed, the industry places incrementally larger different values on drugs as they progress through the clinical trials required by the FDA.

      L.A.M. plans to market its products in any country where a suitable market exists and which has approved L.A.M.'s products for sale.

      At the present time L.A.M. is focusing its efforts on the following projects:

WOUND HEALING

      In mid-April 2002, L.A.M.'s 510(k) Pre-Marketing Notification submission (K020325) to the FDA for L.A.M. IPM Wound Gel(TM) was cleared. This clearance gives the Company the ability to market L.A.M. IPM Wound Gel(TM) as a Class 1 OTC device, while also acting as a platform to enable the Company to market the product internationally.

      Diabetics often have poor circulation and are prone to the development of severe and hard to treat ulcers in the extremities, particularly in the area of the lower legs. L.A.M. IPM Wound Gel(TM) is designed to deliver high concentrations of sodium Hyaluronate to an ulcer bed, providing an optimal environment for wound healing. L.A.M. IPM Wound Gel(TM) takes full advantage of the proprietary L.A.M. Ionic Polymer Matrix(TM) technology to saturate an ulcer bed with the L.A.M. IPM(TM) active ingredient, hyaluronic acid, a highly purified derivative of sodium Hyaluronate, derived from avian sources.

      QST Consultations Ltd., an independent consulting firm based in Allendale, Michigan, reported very positive results of a study using L.A.M.'s IPM Wound Gel(TM) in the treatment of hard to heal skin ulcers. By the end of the study, 47 of the 53 ulcers (89%) reported in the study, had healed within twenty-five weeks of applying L.A.M. IPM Wound Gel(TM). The mean time to healing was 12 weeks and the median time was 8.2 weeks.

      L.A.M. contracted DPT Laboratories in San Antonio, Texas to produce an initial commercial quantity batch of L.A.M. IPM Wound Gel(TM). L.A.M. has commenced early marketing and education efforts to promote the use of its IPM Wound Gel(TM) for the purposes of treating difficult to heal diabetic ulcers.

      As a derivative of L.A.M. IPM Wound Gel(TM), L.A.M. is also developing a wound healing matrix designed to be used on incisions following surgical procedures. One of the most common post-surgical complications is the development of scar tissue, in tissue sutured or stapled following surgery. Adhesions often form and result in a painful condition, which sometimes requires surgical treatment. The availability of a product which could reduce such complications will reduce the cost of post-operative care significantly. L.A.M. believes its wound healing matrix has potential as an effective post-operative treatment for the prevention of adhesions and scar tissue following surgery.

SEXUAL DYSFUNCTION

      L.A.M.'s Personal Female Lubricant (Sexual Dysfunction) Matrix is a highly viscoelastic (lubricating) liquid incorporating proprietary L.A.M. IPM(TM) technology. The matrix provides enhanced lubrication while Vitamin B3 (Niacin), encapsulated in the technology, stimulates the tissues of the female genitalia. Vitamin B3 has long been associated with a process known as "flushing", whereby the blood supply in the stimulated area is increased.

      The L.A.M. IPM(TM) - Personal Female Lubricant (Sexual Dysfunction) Matrix is designed primarily to address the problems of mature women who often experience post-menopausal problems that may inhibit their intimate relationships. Specifically, the matrix acts to either eliminate or at least substantially minimize post-menopausal symptoms including vaginal dryness, pain during intercourse and absence of feeling or sensation.

      L.A.M. IPM(TM) - Personal Female Lubricant (Sexual Dysfunction) Matrix is not classified as a drug. The product uses substances which have been approved by the regulatory authorities for many applications. Vitamin B3, for example, forms a part of B Complex taken orally as a daily supplement by millions of people worldwide. The phenomenon of flushing is not only harmless, but has been declared by several regulatory authorities as beneficial. Consequently, L.A.M. believes that FDA approvals are not required for this product. L.A.M. will ensure, however, that the matrix is manufactured to Good Manufacturing Standards and that the product is safe and performs to its specifications.

Licensing of Sexual Dysfunction Products

      In December 1997, L.A.M. granted an exclusive worldwide license to Ixora Bio-Medical Co. Inc. ("Ixora") for the marketing, sale and distribution of certain of its transdermal drugs for the treatment of sexual dysfunction. L.A.M. has received licensing payments of $500,000 from Ixora. Ixora is required to reimburse L.A.M. for all costs of clinical studies and related research required by the FDA or other government agencies as well as patent procurement and maintenance costs, provided however that after January 1, 2000 Ixora is not, without its consent, obligated to reimburse L.A.M. for costs in excess of $10,000 per quarter. L.A.M. will receive the following royalties on sales by Ixora:

o 9% of all Net Sales of licensed products approved by the FDA and for which the patent rights have not expired.

o 6.5% of all Net Sales of all licensed products which did not require FDA approval and for which the patent rights have not expired.

o 4.5% of all Net Sales of all licensed products for which the patent rights have expired or have been held to be invalid.

         For purposes of the license agreement the term "Net Sales" means gross sales less advertising/promotion expenses not exceeding 8% of gross sales and sales taxes.

      In January 1998, L.A.M. acquired a 45% interest in Ixora for $207,360. As a result of subsequent sales by Ixora of its common stock to other persons, L.A.M, owns 18% of Ixora's common stock.

EXTREME DRY SKIN

      L.A.M.'s IPM matrix spreads easily over large areas of skin, making it ideal for use as a cosmetic in various applications to the skin. Cosmetics are a multi-billion dollar a year industry that do not require approval before marketing, although cosmetics must be safe, contain appropriate cosmetic ingredients and be labeled properly. Various uses for L.A.M.'s product include controlling body odors, relief of dryness, and for moisturization. For example, the IPM matrix could be used as a lubricant, to replenish moisture and general skin conditioning, particularly because it is non-staining and non-irritating. When used with a fragrance, it could control odor. When combined with certain over-the-counter (OTC) drugs, L.A.M.'s IPM-drug matrix could be marketed as a cosmetic.

      Certain products marketed in the United States are considered cosmetics and OTC drugs because they make cosmetic claims as well as therapeutic claims and are intended to treat or prevent disease. Examples of such products include, but are not limited to, anti-dandruff shampoos; sunscreens; make-ups, moisturizers and skin care products that bear sunscreen, skin protectant or acne claims; products that make breath-freshening or whitening claims; antiperspirants that bear deodorant claims; and anti-microbial soaps. These products must comply with the FDA requirements for both cosmetics and OTC drugs.

      As a cosmeceutical, a combination of an OTC drug and a cosmetic product, the IPM matrix can be used for a variety of topical and other uses. These include use with certain antibiotic first aid products, antifungal drugs, dandruff, dermatitis and psoriasis control products, external analgesics, skin protectant-type products, such as for poison ivy and fever blisters and cold sores, first aid antiseptics, and anorectal products. Preliminary skin care trials have been successfully completed on approximately twenty patients in the Redding, California area by a cutaneous surgeon and dermatologist. Since L.A.M. is of the opinion that its skin care products will be classified as a cosmetic or an OTC drug, these skin care trials are being conducted without FDA approval.

GOVERNMENT REGULATION

      L.A.M.'s drug and cosmetic products are regulated in the United States under the Federal Food, Drug and Cosmetic Act (FD&C Act), the Public Health Service Act, and the laws of certain states. The FDA exercises significant regulatory control over drugs manufactured and/or sold in the United States, including those that are unapproved.

      Federal laws such as the FD&C Act cover the testing, manufacture, distribution, marketing, labeling, advertising (for prescription drugs), of all new drugs. Drug registration and listing requirements also exist.

      L.A.M. is of the opinion that the products being developed by L.A.M. will be subject to one or more of the following FDA classifications:

Cosmetics

      Cosmetics are generally the least regulated by the FDA compared to other products subject to the FD&C Act. The legal distinction between cosmetics and drugs is typically based on the intended use of the product, which is normally discerned from its label or labeling. Cosmetic products are those intended for "cleansing, beautifying, promoting attractiveness, or altering appearance" whereas drugs are those intended for "diagnosis, cure, mitigation, treatment, or prevention of disease", or that "affect the structure or any function of the body".

      A claim suggesting that a product affects the body in some "physiological" way usually renders the product a drug - even if the effect is temporary. A claim that the product penetrates and affects layers beneath the skin's surface most likely would be viewed by the FDA as a drug claim. However, claims that a product affects appearance through a "physical" effect are generally considered cosmetic claims. The FDA's rationale for this distinction is that a claim of a physiological effect is a claim that the product "affects" the structure or function of the body, which is one element of the statutory definition of a drug. A claim indicating that a product's effects are on the surface of the skin can be a cosmetic claim.

      Although cosmetics may be marketed without FDA approval, in order to be marketed lawfully as a cosmetic, the product must be properly labeled and each ingredient and each finished cosmetic product must be adequately substantiated for safety prior to marketing.

      Products which are not cosmetics, and which are marketed in the United States, must either comply with specified OTC drug regulations (monographs) or be specifically approved through the New Drug Application (NDA) or biologic licensure process.

OTC Drugs

      OTC drugs generally are defined as those drug products that can be used safely and effectively by the general public without seeking treatment by a physician or other health care professional. Thus, they do not require a prescription by a health care professional and are available at retail establishments. An OTC drug may be marketed without FDA approval if it conforms to a particular product monograph as described below and otherwise meets the requirements of the FD&C Act.

      OTC monographs list active ingredients, their dosage levels, and uses (claims) for which OTC drug products are considered generally recognized as safe and effective for specific use and are not misbranded. If a particular level of an active ingredient and claim are allowed by a monograph, then a manufacturer may market a product containing that ingredient and bearing that claim without specific FDA approval, subject to compliance with other requirements of the monographs and FD&C Act, including drug registration and listing obligations. Aspirin is a common drug allowed by a monograph.

      If a drug product does not conform to a particular OTC monograph, then typically a New Drug Application must be reviewed and approved by the FDA prior to marketing. Unlike prescription drugs, OTC drugs must bear adequate directions for safe and effective use and warnings against misuse.

New Drug Applications and Biologic License Applications

      New drugs and products that are not cosmetics or devices and that are not covered by an OTC monograph must be approved by the FDA prior to marketing in the United States. Pre-clinical testing programs on animals, followed by three phases of clinical testing on humans, are typically required by the FDA in order to establish product safety and efficacy. L.A.M. believes that its L.A.M. IPM(TM) technology, when used with approved or unapproved prescription drugs or biologics, will be regulated as an unapproved new drug or unapproved biologic and will require approval by the FDA.

      It is also possible that the L.A.M. IPM(TM) technology may be regulated as a combination drug and medical device, in which case it would be subject both to medical device and drug regulation.

      Medical device regulation is based on classification of the device into three classes, I, II, or III. Class III medical devices are regulated much like drugs, whereas Class I and II devices are subject to abbreviated clearance procedures. It is also possible that the use of the L.A.M. IPM(TM) technology with a monographed OTC drug could render the product an unapproved new drug, which would mean that the product is subject to new drug application approval requirements before marketing.

      The FDA may choose to regulate certain uses of the L.A.M. IPM(TM) technology as a medical device if it determines that the mechanism by which the L.A.M. IPM(TM) technology exerts its effects meets the definitional requirements of a medical device. A medical device is a product that, among other requirements, does not achieve its primary intended purposes through chemical action within or on the human body and is not dependent upon being metabolized for the achievement of its primary intended purposes. Although L.A.M. expects that most uses of the L.A.M. IPM(TM) technology will be regulated as a drug, which is in essence a product that usually achieves its effects by chemical action or physiological action in or on the body, to the extent that the L.A.M. IPM(TM) technology is used to deliver pharmaceutically active ingredients, it can be subject to both medical device and drug regulation.

      The first stage of evaluation, pre-clinical testing, must be conducted in animals. After safety has been demonstrated, the test results are submitted to the FDA (or a state regulatory agency) along with a request for authorization to conduct clinical testing, which includes the protocol that will be followed in the initial human clinical evaluation. If the applicable regulatory authority does not object to the proposed study, the investigator can proceed with Phase I trials. Phase I trials consist of pharmacological studies on a relatively few number of human subjects under rigidly controlled conditions in order to establish lack of toxicity and a safe dosage range.

      After Phase I testing is completed, one or more Phase II trials are conducted in a limited number of patients to continue to test the product's safety and also its efficacy, i.e. its ability to treat or prevent a specific disease. If the results appear to warrant further studies, the data are submitted to the applicable regulatory authority along with the protocol for a Phase III trial. Phase III trials consist of extensive studies in large populations designed to assess the safety of the product and the most desirable dosage in the treatment or prevention of a specific disease. The results of the clinical trials for a new drug are submitted to the FDA as part of a New Drug Application ("NDA").

      Biological drugs, such as vaccines, are subject to Biologics License Applications (BLAs), not NDAs as are other drugs. They must be safe, pure and potent. Generic competition does not exist for biologics, as it does for other drugs. Biological drugs are generally subject to the same testing, manufacturing, distribution, marketing, labeling, advertising and other requirements for other drugs.

      To the extent all or a portion of the manufacturing process for a product is handled by an entity other than L.A.M., the manufacturing entity is subject to inspections by the FDA and by other Federal, state and local agencies and must comply with FDA Good Manufacturing Practices ("GMP") requirements. In complying with GMP regulations, manufacturers must continue to expend time, money and effort in the area of production, quality control and quality assurance to ensure full compliance.

      L.A.M. may undertake extensive and costly clinical testing to assess the safety and efficacy of its potential drug delivery systems. Failure to comply with FDA regulations applicable to such testing can result in delay, suspension or cancellation of testing, and refusal by the FDA to accept the results of the testing. In addition, the FDA may suspend clinical studies at any time if it concludes that the subjects or patients participating in trials are being exposed to unacceptable health risks. Further there can be no assurance that human clinical testing will show any of L.A.M.'s drug delivery systems to be safe and effective or that data derived from any testing will be suitable for submission to the FDA.

      The processes required by European regulatory authorities before L.A.M.'s systems can be marketed in Western Europe are similar to those in the United States. First, appropriate pre-clinical laboratory and animal tests must be done, followed by submission of a clinical trial exemption or similar documentation before human clinical studies can be initiated. Upon completion of adequate and well controlled clinical studies in humans that establish that the drug is safe and efficacious, regulatory approval of a Market Authorization Application must be obtained from the relevant regulatory authorities. As with the FDA review process, there are numerous risks associated with the Market Authorization Application review. Additional data may be requested by the regulatory agency reviewing the Market Authorization Application to demonstrate the contribution of a product component to the clinical safety and efficacy of a product, or to confirm the comparable performance of materials produced by a changed manufacturing process or at a changed manufacturing site.

      The process of biologic and new drug development and regulatory approval or licensure requires substantial resources and many years. There can be no assurance that regulatory approval will ever be obtained for products developed by L.A.M. Authorization for testing, approval for marketing of drugs, including biologics, by regulatory authorities of most foreign countries must also be obtained prior to initiation of clinical studies and marketing in those countries. The approval process varies from country to country and the time period required in each foreign country to obtain approval may be longer or shorter than that required for regulatory approval in the United States.

      There are no assurances that clinical trials conducted in foreign countries will be accepted by the FDA for approval in the United States. Product approval or licensure in a foreign country does not mean that the product will be approved or licensed by the FDA and there are no assurances that L.A.M. will receive any approval or license by the FDA or any other governmental entity for the marketing of a drug product. Likewise product approval by the FDA does not mean that the product will be approved or licensed by any foreign country.

Product Status

      L.A.M. has completed the development of its IPM Wound Gel(TM) and obtained clearance (number K020325) from the FDA on April 15, 2002 to market the product. L.A.M. began commercial sales of this product in August 2002.

      All of L.A.M.'s other products are in various stages of development and testing and the commercial sale of any of these products may not occur until 2004 at the earliest. As a result, L.A.M. expects to incur significant product development costs for the foreseeable future. L.A.M.'s estimates of the costs associated with future research and clinical studies may be substantially lower than the actual costs of these activities. If L.A.M.'s cost estimates are incorrect, L.A.M. will need additional funding for its research efforts. There can be no assurance that L.A.M.'s other products will prove to have any therapeutic or other value.

      The following is a summary of the status of the products which are being developed by L.A.M.:
                                            Projected Cost     Projected Date
                        Anticipated FDA    Needed to Complete   of Completion
Product Name            Classification      Studies/Trials    of Studies/Trials
------------            ---------------    ------------------ -----------------

Wound Healing             Cosmetic/OTC Drug    $1,000,000(1)     Completed
Female Sexual Dysfunction Cosmetic/OTC Drug    $1,500,000        Dec. 2003 (2)
Extreme Dry Skin          Cosmetic/OTC Drug    $1,500,000           (3)

(1) Projected costs associated with the wound healing product include costs for scaling up production.

(2) L.A.M. has licensed this product to Ixora Bio-Medical Co. Inc. Pursuant to the terms of the Licensing Agreement, Ixora is responsible for all the costs required to obtain any required regulatory approval for this product.

(3) L.A.M. plans an aggressive sampling program for its Extreme Dry Skin product with consumers, doctors and skin care professionals once its wound healing product becomes more established in its market.

Research and Development

      As part of its ongoing research and development program, L.A.M. intends to develop and commercialize as many products as possible based on its L.A.M. IPM(TM) technology. L.A.M.'s long-range goal is to exploit other uses of its matrix drug delivery system to improve the therapeutic effects of various drugs.

      During the years ended December 31, 2001 and 2002 L.A.M. spent approximately $480,000 and $573,000 respectively on research and development. During the six months ended June 30, 2003 L.A.M. spent approximately $120,000 on research and development. L.A.M.'s research and development expenditures do not include research and development expenses relating to L.A.M.'s Sexual Dysfunction Drug which were paid by Ixora Bio-Medical Co. Inc.

Patents and Trademarks

      As of October 14, 2003, L.A.M. owned fourteen U.S. patents, four foreign patents, five U.S. patent applications and numerous international patent applications designating over 100 foreign countries with claims relating to its sustained release delivery matrix system, systems containing drug preparations, uses of the systems for various treatment therapies and addiction therapeutic program.

      L.A.M.'s patents will expire between 2015 and 2018.

Employees

      As of October 31, 2003, L.A.M. had six full time employees and one part time employee.

offices and facilities
----------------------
      In the fourth quarter of 2001, L.A.M. consolidated its research, pilot production and head office activities into its 3,500 square foot facility in Lewiston, New York. This facility is leased at a rate of $1,700 per month. The lease on this space expires in December 2003.

      L.A.M. continues to maintain a business office at 800 Sheppard Avenue West, Commercial Unit 1, Toronto, Ontario, Canada. L.A.M. has leased this space at $4,675 per month until August 31, 2004.

                                   Management

     Name                        Age        Position

     Joseph T. Slechta            54        President, Chief Executive
                                            Officer, Chief Operating Officer
                                            and Director
     Peter Rothbart, M.D.         64        Treasurer and Director
     Gary M. Nath                 58        Secretary and Director

      Joseph T. Slechta has been L.A.M.'s Chief Operating Officer since November 2000. Mr. Slechta was appointed a director and became L.A.M.'s President on May 11, 2001. Mr. Slechta became L.A.M.'s Chief Executive Officer in November 2002. Between November 1998 and November 2000, Mr. Slechta was a consultant to L.A.M. Between 1994 and 2000 Mr. Slechta assisted corporate clients in financing, reorganization, expansion and improving operations. From 1987 to 1992, Mr. Slechta held executive management positions with three Canadian corporations. His corporate assignments included the management and financing of a high-technology company, the reorganization and sale of a helicopter company and financial consulting services to a major Canadian life insurance company. From 1979 to 1986 Mr. Slechta managed the treasury operations of Continental Bank.

      Peter Rothbart, M.D., Medical Director, has been a director and Treasurer of L.A.M. since its inception. He has been a consulting anesthetist for over 20 years and is a leading pain specialist and principal of the Rothbart Pain Management Clinic in Ontario, Canada. Dr. Rothbart is currently President of the North American Cervicogenic Headache Society, an association of specialists in the treatment of cervicogenic headaches. He was also recently elected Chair of the Chronic Pain Section of the Ontario Medical Association. In collaboration with Alan Drizen, Dr. Rothbart discovered the IPM delivery system.

      Gary M. Nath has been Secretary and a director of L.A.M. since its inception. He has a BS degree in Biology and Chemistry, two years of post-graduate work in Biochemistry and a law degree. Mr. Nath has worked in the patent and trademark law departments of FMC Corporation, NL Industries, and Warner Lambert Company in the capacities of patent attorney, group patent and trademark counsel and general patent counsel, respectively. Mr. Nath is the founding and managing partner of the intellectual property law firm Nath & Associates located in Washington, DC. He counsels a wide range of domestic and international clients across a broad range of technologies, including chemical, pharmaceutical, biotechnical and mechanical fields. He has published extensively and has spoken on intellectual property law procurement, enforcement and transfer before numerous professional and lay groups in the United States and Japan. He is a member of the American Bar Association, the New Jersey Bar Association, the American Intellectual Property Law Association, the International Patent Association, the Association of University Technology Managers, and is admitted to practice before the U.S. Patent and Trademark Office, Canadian Patent Office and numerous courts around the United States.

Key Employee

      Elena Milantoni (age 33) has been L.A.M.'s Director of Finance and Administration since June 2002. Ms. Milantoni has a BAS degree in accounting and is a Chartered Accountant. Ms. Milantoni has over 10 years experience in public accounting and industry for both bio-tech and hi-tech companies.

Management Changes

      In November 2002 Alan Drizen resigned as L.A.M.'s Chief Executive Officer. Joseph Slechta, L.A.M.'s President, was appointed L.A.M.'s Chief Executive Officer by the Board of Directors to fill the vacant position. Mr. Drizen resigned as a director of L.A.M. in December 2002.

      In April 2003, Rick Brokenshire resigned as L.A.M.'s Vice President of Sales and Marketing. L.A.M. is currently outsourcing this role.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and 10% or greater shareholders of L.A.M. to file with the Securities and Exchange Commission initial reports of ownership (Form 3) and reports of changes in ownership of equity securities of L.A.M. (Form 4 and Form
5) and to provide copies of all such forms as filed to L.A.M. To L.A.M.'s knowledge, the following persons did not file all reports required by Section 16(a) during the fiscal year ended December 31, 2001.

                                                            Number of
                         Type              Number of       Transactions
   Name                of Report      Reports Not Filed    Not Reported

   Peter Rothbart       Form 4               8                  17
   Alan Drizen          Form 4              17                 681

Executive Compensation.

The following table sets forth in summary form the compensation earned or received by (i) the Chief Executive Officer of L.A.M. and (ii) by each other executive officer of L.A.M. who earned or received in excess of $100,000 during the fiscal years ended December 31, 2000, 2001 and 2002.

                     Annual Compensation              Long Term Compensation
                -------------------------------    ----------------------------
                                                     Re-                 All
                                                    stric-              Other
                                          Other      ted                 Com-
Name and                                 Compen-    Stock     Options   pensa-
 Principal      Fiscal   Salary   Bonus   sation    Awards    Granted    tion
 Position        Year     (1)      (2)     (3)       (4)       (5)       (6)
-----------      -----   -------  -----  -------    ------     ------   ------

Joseph Slechta   2002  $102,000     --       --        --          --      --
President and    2001  $103,000   $25,000    --   $85,000   3,600,000      --
Chief Executive
Officer

Alan Drizen,     2002   $80,000    --        --        --   2,000,000      --
(former Chief    2001  $120,000    --        --        --     300,000      --
 Executive       2000  $120,000    --        --        --          --      --
Officer)

(1)  The dollar value of base salary (cash and non-cash) received or earned.
(2)  The dollar value of bonus (cash and non-cash) received.
(3) Any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property.
(4) During the period covered by the foregoing table, the shares of restricted stock issued as compensation for services. The table below shows the number of shares of L.A.M.'s common stock owned by the officers listed above, and the value of such shares as of December 31, 2002:

         Name                       Shares              Value

         Joseph Slechta             20,000             $ 5,600

(5) The shares of common stock to be received upon the exercise of all stock options granted during the period covered by the table
(6) All other compensation received that L.A.M. could not properly report in any other column of the table.

      The following shows the amounts which L.A.M. expects to pay to its officers during the twelve month period ending December 31, 2003, and the time which L.A.M.'s executive officers plan to devote to L.A.M.'s business. L.A.M. does not have employment agreements with any of its officers.

                                  Proposed        Time to be Devoted
      Name                    Compensation      To Company's Business

   Joseph Slechta              $120,000                 100%
   Peter Rothbart                    --                   5%
   Gary M. Nath                      --                  15%

           L.A.M.'s Board of Directors may increase the compensation paid to L.A.M.'s officers depending upon the results of L.A.M.'s future operations.

      As explained below, Gary Nath provides legal services to L.A.M. During the year ending December 31, 2003, L.A.M. expects that it will continue to use the services of Mr. Nath's law firm.

Long Term Incentive Plans - Awards in Last Fiscal Year

      None.

Employee Pension, Profit Sharing or Other Retirement Plans

      L.A.M. does not have a defined benefit, pension plan, profit sharing or other retirement plan, although L.A.M. may adopt one or more of such plans in the future.

Compensation of Directors

      Standard Arrangements. At present, L.A.M. does not pay its directors for attending meetings of the Board of Directors, although L.A.M. may adopt a director compensation policy in the future. L.A.M. has no standard arrangement pursuant to which directors of L.A.M. are compensated for any services provided as a director or for committee participation or special assignments.

      Other Arrangements. During the year ended December 31, 2002, and except as disclosed elsewhere in this prospectus, no director of L.A.M. received any form of compensation from L.A.M.

      See " Stock Option and Bonus Plans" below for information concerning stock options and stock bonuses granted to L.A.M.'s officers and directors.

Stock Option and Bonus Plans

      L.A.M. has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. A summary description of each Plan follows. In some cases these three Plans are collectively referred to as the "Plans".

      Incentive Stock Option Plan The Incentive Stock Option Plan authorizes the issuance of options to purchase up to 1,000,000 shares of L.A.M.'s common stock, less the number of shares already optioned under both this Plan and the Non-Qualified Stock Option Plan. The Incentive Stock Option Plan became effective on March 15, 2000 and will remain in effect until March 15, 2010 unless terminated earlier by action of the Board. Only officers, directors and key employees of L.A.M. may be granted options pursuant to the Incentive Stock Option Plan.

      In order to qualify for incentive stock option treatment under the Internal Revenue Code, the following requirements must be complied with:

      1.   Options granted pursuant to the Plan must be exercised no later than:

      (a) The expiration of thirty (30) days after the date on which an option holder's employment by L.A.M. is terminated.

      (b) The expiration of one year after the date on which an option holder's employment by L.A.M. is terminated, if such termination is due to the Employee's disability or death.

      2. In the event of an option holder's death while in the employ of L.A.M., his legatees or distributees may exercise (prior to the option's expiration) the option as to any of the shares not previously exercised.

      3. The total fair market value of the shares of common stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

      4. Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the Common Stock of L.A.M. may not be exercisable by its terms after five years from the date of grant.

      5. The purchase price per share of common stock purchasable under an option is determined by the Committee but cannot be less than the fair market value of the common stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning L.A.M.'s stock which represents more than 10% of the total combined voting power of all classes of stock).

      Non-Qualified Stock Option Plan. The Non-Qualified Stock Option Plan authorizes the issuance of options to purchase up to 10,000,000 shares of L.A.M.'s common stock less the number of shares already optioned under both this Plan and the Incentive Stock Option Plan. The Non-Qualified Stock Option Plan became effective on March 15, 2000 and will remain in effect until March 15, 2010 unless terminated earlier by the Board of Directors. L.A.M.'s employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee but cannot be less than the market price of L.A.M.'s Common Stock on the date the option is granted.

      Options granted pursuant to the Plan not previously exercised terminate upon the date specified when the option was granted.

      Stock Bonus Plan. Up to 8,000,000 shares of common stock may be granted under the Stock Bonus Plan. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, L.A.M.'s employees, directors, officers, consultants and advisors are eligible to receive a grant of L.A.M.'s shares; provided, however, that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

      Other Information Regarding the Plans. The Plans are administered by L.A.M.'s Board of Directors. The Board of Directors has the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered to select those persons to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

      In the discretion of the Board of Directors, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the Incentive Stock Option Plan or the Non-Qualified Stock Option Plan will be forfeited if the "vesting" schedule established by the Board of Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of L.A.M. or the period of time a non-employee must provide services to L.A.M. At the time an employee ceases working for L.A.M. (or at the time a non-employee ceases to perform services for L.A.M.), any shares or options not fully vested will be forfeited and cancelled. At the discretion of the Board of Directors, payment for the shares of Common Stock underlying options may be paid through the delivery of shares of L.A.M.'s Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be permitted at the discretion of the Board of Directors.

      Options are generally non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Board of Directors when the shares were issued.

      L.A.M.'s Board of Directors of L.A.M. may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner it deems appropriate, provided that such amendment, termination or suspension cannot adversely affect rights or obligations with respect to shares or options previously granted. The Board of Directors may not, without shareholder approval: make any amendment which would materially modify the eligibility requirements for the Plans; increase or decrease the total number of shares of Common Stock which may be issued pursuant to the Plans except in the case of a reclassification of L.A.M.'s capital stock or a consolidation or merger of L.A.M.; reduce the minimum option price per share; extend the period for granting options; or materially increase in any other way the benefits accruing to employees who are eligible to participate in the Plans.

      The Plans are not qualified under Section 401(a) of the Internal Revenue Code, nor are they subject to any provisions of the Employee Retirement Income Security Act of 1974.

      Summary. The following sets forth certain information as of October 31, 2003 concerning the stock options and stock bonuses granted by L.A.M. Each option represents the right to purchase one share of L.A.M.'s common stock.

                                Total        Shares                  Remaining
                                Shares    Reserved for      Shares    Options/
                               Reserved   Outstanding    Issued As      Shares
Name of Plan                  Under Plan    Options     Stock Bonus  Under Plan

Incentive Stock Option Plan    1,000,000           --          N/A     1,000,000
Non-Qualified Stock Option
 Plan                         10,000,000    6,727,000          N/A     1,698,000
Stock Bonus Plan               8,000,000          N/A    6,286,672     1,713,328

Options Granted

      The following tables set forth information concerning the options granted between January 1, 2001 and October 31, 2003 to L.A.M.'s officers, directors, employees and consultants and options exercised as of October 31, 2003.

                       Shares                       Expiration  Options Expired/
                       Subject   Exercise   Date of  Date of     Exercised as of
Option Holder         To Option    Price     Grant   Option     October 31, 2003
-------------         ---------  --------   -------  --------   --------------

Joseph T. Slechta     300,000     $0.58   04/02/01    06/05/06            --
Joseph T. Slechta     300,000     $0.58   07/16/01    06/05/06            --
Joseph T. Slechta   3,000,000     $0.58   07/16/01    06/30/11            --
Peter Rothbart, M.D.  300,000     $0.58   07/16/01    06/05/06            --
Gary M. Nath          300,000     $0.58   07/16/01    06/05/06       300,000

Alan Drizen           300,000     $0.58   07/16/01    06/05/06       300,000
Alan Drizen         2,000,000     $0.58   02/22/02    02/22/07       800,000
Other employees and
    consultants     1,802,000     $0.58 various dates     2007       175,000
                    ---------                                  -------------
                    8,302,000                                      1,575,000
                    =========                                      =========

      All options shown above were granted pursuant to L.A.M.'s Non-Qualified Stock Option Plan. Substantially all of the shares issuable upon the exercise of the options shown above have been registered for public sale by means of a registration statement on Form S-8 which has been filed with the Securities and Exchange Commission.

Option Exercises and Option Values
                                               Number of
                                              Securities           Value of
                                              Underlying          Unexercised
                                              Unexercised         In-the-Money
                                               Options at         Options at
                    Shares                  December 31,2002    December 31,2002
                  Acquired on     Value       Exercisable/        Exercisable/
Name              Exercise (1) Realized (2) Unexercisable(3)    Unexercisable(4)
----             ------------   ----------  ----------------   -----------------

Joseph Slechta       90,000    $  32,400     3,600,000/--          $--/--
Peter Rothbart      120,000    $  49,500       300,000/--        $  --/--
Gary M. Nath        490,000    $  29,400         --/--           $  --/--
Alan Drizen       2,650,000     $309,000     1,200,000/--        $  --/--

(1)  The number of shares received upon exercise of any options.

(2) With respect to options exercised the dollar value of the difference between the option exercise price and the market value of the option shares purchased on the date of the exercise of the options.

(3) The total number of unexercised options held as of December 31, 2002, separated between those options that were exercisable and those options that were not exercisable.

(4) For all unexercised options held as of December 31, 2002, the excess of the market value of the stock underlying those options as of December 31, 2002 over the option exercise price.

Other Options

      During 2002 certain persons, who were not affiliated with L.A.M., assigned options to purchase shares of L.A.M.'s common stock to the following persons:

                                                                   Options
                      Shares Issuable                             Exercised
                       Upon Exercise  Exercise    Expiration         as of
   Name                  of Options    Price         Date      October 31, 2003
   ----                -------------  --------     ---------   ----------------

   Joseph T. Slechta     190,000        $0.58     1/18/08           90,000
   Peter Rothbart        190,000        $0.58     1/18/08          120,000
   Gary M. Nath          190,000      $0.58       1/18/03          190,000
   Alan Drizen (1)     1,550,000        $0.58     1/18/03        1,550,000

      On January 10, 2003 L.A.M. issued the options described below:

                                                                   Options
                      Shares Issuable                             Exercised
                       Upon Exercise  Exercise    Expiration         as of
   Name                  of Options    Price         Date      October 31, 2003
   ----                -------------  --------     ---------   ----------------

   Alan Drizen (1)        750,000      $0.58      7/13/08            --

(1) Mr. Drizen resigned as an officer of L.A.M. in November 2002 and resigned as a director of L.A.M. in December 2002.

Stock Bonuses

      As of October 31, 2003 the following persons had been granted shares of L.A.M.'s common stock as stock bonuses:

                                  Shares Issued
Name                              as Stock Bonus        Date Issued

Joseph T. Slechta                   100,000              06/05/01
Independent consultants           1,346,500              04/02/02
Independent consultants             125,000              07/26/02
Independent consultants             325,000              10/07/02
Independent consultants             335,000              01/08/03
Independent consultants           2,545,000              08/12/03
Independent consultants           1,095,172              08/25/03
Independent consultants             165,000              09/09/03
Joseph Slechta                      250,000              09/25/03
                                 ----------
                                  6,286,672

Certain Relationships and Transactions.

         In September 1998, L.A.M. sold shares of its common stock to the persons, in the amounts, and for the consideration set forth below:

                                 Number
       Name                     of Shares             Consideration

       Alan Drizen             1,076,308 (1)            $10,763

       Peter Rothbart          1,076,308 (2)            $10,763

       Gary M. Nath              742,784                 $7,423

      In September 1998, L.A.M. issued 6,000,000 shares of its common stock in consideration for all of the issued and outstanding shares of LAM Pharmaceuticals LLC, a Florida limited liability company. See "Business" for further information concerning the acquisition of LAM Pharmaceuticals LLC. The following officers, directors and other persons received shares of L.A.M.'s common stock in connection with this transaction.

            Name                            Shares Acquired

             Alan Drizen                    1,603,616 (1)
             Peter Rothbart                 1,603,616 (2)
             Gary M. Nath                   1,105,942
             Lisa Krinsky                     674,510 (3)
             Arnold Hantman                   376,019
             All Other Sellers as a Group     636,297
                                           ----------
                                            6,000,000

(1) Includes shares held by the Canyon Trust, a discretionary trust, of which Mr. Drizen may be deemed the beneficial owner.
(2) Includes shares held by the Shasqua Trust, of which Dr. Rothbart may be deemed the beneficial owner.
(3) Includes shares held by the South Florida Bioavailability Clinic of which Lisa Krinsky is the majority shareholder.

      Subsequent to September 1998, Mr. Drizen, Dr. Rothbart and Mr. Nath sold a portion of their shares in transactions which were exempt pursuant to Rule 144 of the Securities and Exchange Commission and gifted a portion of their shares to relatives.

      During 2000, 2001 and 2002 L.A.M. paid $51,262, $166,532 and $99,965 respectively to Nath & Associates, PLLC for legal services. Nath & Associates, PLLC is a law firm in which Mr. Nath, an officer and director of L.A.M., is a partner. As of December 31, 2002, L.A.M. owed Nath & Associates, PLLC approximately $338,000 for legal services.

      Prior to January 1, 1998, L.A.M. received advances from Mr. Drizen ($525,000), Dr. Rothbart ($170,000) and Mr. Nath ($475,000) that were used to fund L.A.M.'s operations, research and development and clinical trials. Subsequently additional advances were made, expenses disbursed and services performed by these directors on behalf of L.A.M. At December 31, 2001, the total of all such advances outstanding amounted to $848,037.

      Between February 2, 2001 and April 26, 2001 Mr. Drizen, an officer and one of three directors of L.A.M. at that time, borrowed $1,075,000 from L.A.M. The amounts borrowed by Mr. Drizen were used to purchase 441,200 shares of L.A.M.'s common stock between February 2, 2001 and May 10, 2001 in an effort to stabilize L.A.M.'s stock price in the face of extensive short selling. Dr. Peter Rothbart, also an officer and director of L.A.M., was advised by Mr. Drizen in late February 2001 that Mr. Drizen was purchasing shares of L.A.M.'s common stock in an effort to stabilize L.A.M.'s stock price. However, Dr. Rothbart did not know until May 11, 2001 that Mr. Drizen was using corporate funds for this purpose. Gary Nath, an officer and director of L.A.M., and Joseph Slechta, an officer of L.A.M., were not aware of Mr. Drizen's activities in this regard until May 11, 2001. Dr. Rothbart, Mr. Slechta and Mr. Nath became aware of Mr. Drizen's borrowings from L.A.M. in connection with Mr. Slechta's review of L.A.M.'s financial statements for the quarter ended March 31, 2001.

      Mr. Drizen agreed to pay the $1,075,000 borrowed from L.A.M., together with interest at 6% per year, in accordance with the terms of a promissory note. The note provided for a series of periodic payments with the unpaid amount of the note, together with any accrued and unpaid interest, due on March 31, 2002. On May 25, 2001 L.A.M.'s Directors approved these repayment terms, and at the same time ratified Mr. Drizen's borrowings from L.A.M.

      Although Mr. Drizen agreed to secure the repayment of this note, L.A.M.'s Board of Directors, in view of the fact that proceeds from the sale of Mr. Drizen's shares of L.A.M.'s common stock would be the primary source of funds which would be used to repay the Note, did not require Mr. Drizen to secure the repayment of the Note. Accordingly, the Note from Mr. Drizen was unsecured.

      In addition, as a result of Mr. Drizen's purchases and sales of L.A.M.'s common stock between October 2000 and May 2001, L.A.M. is entitled to a recoverable profit from Mr. Drizen, computed in accordance with 16(b) of the Securities Exchange Act of 1934, in the amount of $408,078, as explained below.

      During 2002 Mr. Drizen and L.A.M. agreed that the advance of $548,361 due to him as of December 31, 2001 would be offset against the remaining amount due pursuant to Mr. Drizen's promissory note. In addition, Dr. Rothbart and Mr. Nath agreed with Mr. Drizen to apply a portion of their receivables from L.A.M. against the amounts due by Mr. Drizen in an amount sufficient to offset the remaining balance due on Mr. Drizen's promissory note.

      Following these offset arrangements, as of December 31, 2002 L.A.M. owed Dr. Rothbart and Mr. Nath $17,500 and $146,537 respectively, and Mr. Drizen's promissory note was paid in full.

      Section 16(b) of the Exchange Act allows a corporation to recover any profits realized by officers, directors, and principal shareholders of a corporation from the purchase and sale (or sale and purchase) of equity securities of the corporation within a six-month period. Although Section 16(b) was designed to prevent the unfair use of information that may have been obtained by insiders through their relationship to a corporation, Section 16(b) nevertheless imposes strict liability which does not depend upon the actual use or possession of inside information by an insider.

      The formula most frequently used by a corporation to recover profits is known as the "lowest price in/highest price out" method, by which profit is computed by matching the highest sale price with the lowest purchase price within six months, the next highest sale price with the next lowest purchase price within six months, and so forth, until all shares have been included in the computation. Although this profit computation allows for the maximum recovery to the corporation, in the case of multiple sales and purchases within a six month period, it often results in a higher profit than the profit actually realized by the insider, and in some cases may result in a profit when the insider actually incurred losses from the sales and purchases. Mr. Drizen, for example, estimates that he incurred a loss of approximately $900,000 as a result of his purchases and sales of L.A.M.'s common stock between October 2000 and May 2001.

      As of September 30, 2002 Mr. Drizen, a former officer and director of L.A.M., owed L.A.M. $627,000, representing the unpaid portion of the exercise price of options exercised by Mr. Drizen. Pursuant to the terms of an agreement with Mr. Drizen, L.A.M. forgave the $627,000 owed by Mr. Drizen.

      During the three months ended September 30, 2003 L.A.M. issued 2,367,000 shares of common stock, plus warrants for the purchase of 1,775,250 shares, in payment of amounts owed by L.A.M. to five persons, including L.A.M.'s officers and directors who received the shares of common stock and warrants shown below in payment of amounts owed to these persons by L.A.M.

                                    Shares Issuable Upon           Debt
   Name              Shares         Exercise of Warrants       Satisfied

Joseph Slechta      625,000             468,750               $  75,000
Peter Rothbart      625,000             468,750               $  75,000
Gary Nath           875,000             656,250                $105,000

      The shares shown in this table are part of the shares which are being offered by means of this prospectus.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information as of October 31, 2003 concerning the common stock owned by each officer and director of L.A.M., and each other person known to L.A.M. to be the beneficial owner of more than five percent (5%) of L.A.M.'s common stock.

                                       Amount and Nature of
                                       Beneficial Ownership      Percentage
Name                                     Number of Shares (1)    Ownership

Joseph T. Slechta                            20,000                  Nil
800 Sheppard Avenue West,
Commercial Unit 1
Toronto, Ontario
Canada  M3H 6B4

Peter Rothbart                            2,279,924 (2)             5.6%
274 St. Clements Avenue
Toronto, Ontario
Canada  M4R 1H5

Gary M. Nath                              2,122,942                 5.2%
6106 Goldtree Way,
Bethesda, Maryland 20817

(All Officers and Directors as            4,422,866                10.8%
  a group, 3 persons)

(1) Excludes shares issuable upon the exercises of options held by the following persons:

                       Shares Issuable Upon       Option           Expiration
   Name                 Exercise of Options   Exercise Price     Date of Option

Joseph T. Slechta           600,000               $0.58              06/05/06
Joseph T. Slechta         3,000,000               $0.58              06/30/11
Joseph T. Slechta           100,000               $0.58              01/18/08
Peter Rothbart              300,000               $0.58              06/05/06
Peter Rothbart               70,000               $0.58              01/18/08

(2) Includes shares held by the Shasqua Trust, of which Dr. Rothbart may be deemed the beneficial owner.

                              SELLING SHAREHOLDERS

      This prospectus relates to the sale of shares of L.A.M.'s common stock by a number of shareholders of L.A.M. The shares offered by this prospectus include shares owned by these shareholders as well as shares issuable upon the exercise of warrants. The shares and warrants were issued by L.A.M. in a private offering for cash, for services rendered, and in settlement of amounts owned by L.A.M.

      L.A.M. will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. The costs of registering the shares offered by the selling shareholders are being paid by L.A.M. The selling shareholders will pay all other costs of the sale of the shares offered by them.

    The following table identifies the selling shareholders and the shares which they are offering for sale.
                                             Shares      Shares
                                            Issuable       to be         Share
                                            Upon the     Sold in     Ownership
                             Shares        Exercise of      this         After
Name                         Owned          Warrants     Offering     Offering

Bangratz, Rene              100,000        75,000       175,000            --
Brunner, Joachim             34,000        25,500        59,500            --
Buckhus, Kathrin             40,000        30,000        70,000            --
Capital Research
 Group, Inc.              3,059,363 (1) 1,500,000     4,559,363            --
Casbey, Nigel                50,000        37,500        87,500            --
Casselman, Neil              60,000        45,000       105,000            --
Cornet, Corrine              25,000        18,750        43,750            --
Dupont, Pascal               25,000        18,750        43,750            --
Ebert, Sven                 700,000       525,000     1,225,000            --
Emmett, John                170,000       112,500       262,500        20,000
Ernotte, Michel              30,000        22,500        52,500            --
Engelbrecht, John C.        300,000       225,000       525,000            --
Fassotte, Robert             77,000        57,750       134,750            --
Fazio, Antonia            1,250,000       937,500     2,187,500            --
Fazio, Antonia              344,828            --       344,828            --
Gareth, Ellis                90,000        37,500        87,500        40,000
Gleitsmann, Daniel           15,000        11,250        26,250            --
Goschka, Mario               15,000        11,250        26,250            --
Gaus, Martin                 35,000        26,250        61,250            --
Hamdan, Ahmad                40,000        30,000        70,000            --
Henrion, Jacques             28,000        21,000        49,000            --
Homan, Monique Antoinette   590,000       442,500     1,032,500            --
Huhn, Joseph                 53,000        39,750        92,750            --
Lentini, Chiara              12,000         9,000        21,000            --
Langenberg, Peter           200,000            --       200,000            --
Malay, Pierre                40,000        30,000        70,000            --
Marchal, Paul                50,000            --        50,000            --
Mersky, Harold               50,000        37,500        87,500            --
Nath, Gary                2,997,942       656,250     1,531,250     2,122,942
Piasetzki & Nenniger        110,000        82,500       192,500            --
Pichot-Renard, Claudine      20,000        15,000        35,000            --
Rodenbourg, Jean-Paul        90,000        67,500       157,500            --
Rommes, Sonja               300,000       225,000       525,000            --
Rothbart, Peter           2,904,924       468,750     1,093,750     2,279,924
Schmitz, Rene                40,000        30,000        70,000            --

                                             Shares      Shares
                                            Issuable       to be         Share
                                            Upon the     Sold in     Ownership
                             Shares        Exercise of      this         After
Name                         Owned          Warrants     Offering     Offering

Schweizer, Joerg            172,000       129,000       301,000            --
Schweizer, Joerg             31,500            --        31,500            --
Seil, Joseph                182,560             --      182,560            --
Simon, Buehler               20,000        15,000        35,000            --
Simone, Romeo                10,000         7,500        17,500            --
Slechta, Joseph             645,000       468,750     1,093,750        20,000
Slome, Arnold                30,000        22,500        52,500            --
Slome, Jack                  30,000        22,500        52,500            --
Slome, Martin                30,000        22,500        52,500            --
Speal, Edward                80,000        60,000       140,000            --
Swartz, Stan                 80,000        60,000       140,000            --
Vespa, Anthony               40,000            --        40,000            --
Voigt, Mathias               36,000        27,000        63,000            --
Wurm, Alexander              30,000        22,500        52,500            --
Zaccaro, Jocelyne            25,000        18,750        43,750            --
                                      -----------    ------------
                                        6,747,750    17,653,001

The warrants referred to in the table above are exercisable upon the following terms:

      Shares Issuable Upon         Warrant            Expiration
   Exercise of Warrants        Exercise Price              Date

      1,749,250                   $0.30                2/28/05
      1,749,250                   $0.30                8/31/05
      1,749,250                   $0.50                2/28/06
      1,000,000                   $0.22                3/2404
        500,000 (2)               $0.01                3/24/04

(1) These shares will be issued by L.A.M. on the date of this prospectus. See Note E to the "Comparative Share Data" table.

(2) The issuance of any shares upon the exercise of this warrant is contingent upon factors discussed in Note E to the "Comparative Share Data" table.

Manner of Sale.

      The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o     ordinary   brokerage   transactions   and   transactions  in  which  the
      broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o     purchases  by  a   broker-dealer   as   principal   and  resale  by  the
      broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o     privately negotiated transactions;

o     short sales

o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

o     a combination of any such methods of sale; and

o     any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed L.A.M. that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

      L.A.M. is required to pay all fees and expenses incident to the registration of the shares. L.A.M. has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      L.A.M. has advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". L.A.M. has also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

                            DESCRIPTION OF SECURITIES
Common Stock

      L.A.M. is authorized to issue 50,000,000 shares of common stock. As of October 14, 2003 L.A.M. had 41,309,206 outstanding shares of common stock, which includes shares offered by this prospectus. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of L.A.M.'s assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid until L.A.M. is in profit.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by L.A.M. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

Convertible Notes and Warrants

      In November 2002, L.A.M. sold convertible notes, plus Series A, B, C and D warrants, to a group of private investors for $700,000. The notes do not bear interest, are unsecured and are payable on November 1, 2005.

      At the holder's option the notes are convertible into shares of L.A.M.'s common stock equal in number to the amount determined by dividing each $1,000 of note principal to be converted by the Conversion Price. The Conversion Price as of October 31, 2003 was $0.12.

      As of October 31, 2003 notes in the principal amount of $589,600 had been converted into 2,225,041 shares of L.A.M.'s common stock.

      If L.A.M. sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable Conversion Price, the Conversion Price will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be.

      Each note holder is prohibited from converting the notes to the extent that such conversion would result in such holder, together with any affiliate of the holder, beneficially owning in excess of 4.999% of the outstanding shares of L.A.M.'s common stock following such conversion. This restriction may be waived by each holder on not less than 61 days' notice to L.A.M. However, the 4.999% limitation would not prevent each note holder from acquiring and selling in excess of 4.999% of L.A.M.'s common stock through a series of acquisitions and sales so long as the holder never beneficially owns more than 4.999% of L.A.M.'s common stock at any one time.

      L.A.M. has agreed to file a registration statement with the Securities and Exchange Commission in order that the shares of common stock issuable upon the conversion of the notes or the exercise of the warrants may be resold in the public market.

      Until 180 days after the date of this prospectus the note holders will have a first right of refusal to participate in any subsequent financings involving L.A.M.

      Upon the occurrence of any of the following events L.A.M. is required to redeem the notes at a price equal to 120% of then outstanding principal balance of the notes:

- the suspension from listing or the failure of L.A.M.'s common stock to be listed on the OTC Bulletin Board for a period of five consecutive trading days; or

      - the effectiveness of the registration statement lapses for any reason or the registration statement is unavailable to the note holders and the lapse or unavailability continues for a period of fifteen consecutive trading days, or 25 non-consecutive trading days during any twelve month period, provided the cause of the lapse or unavailability is not due to factors primarily within the control of the note holders.

      - any representation or warranty made by L.A.M. to the note holders proves to be materially inaccurate or L.A.M. fails to perform any material covenant or condition in its agreement with the note holders.

      - a purchase, tender or exchange offer accepted by the holders of more than 33% of L.A.M.'s outstanding shares of common stock.

      - L.A.M. files for protection from its creditors under the federal bankruptcy code.

      The Series A warrants allow the holders to purchase 411,522 shares of L.A.M.'s common stock at a price of $0.12 per share at any time prior to November 1, 2007.

      If L.A.M. sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable exercise price of the Series A warrants, the exercise price of the Series A warrants will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be.

      The Series B warrants allow the holders to purchase 1,312,500 shares of L.A.M.'s common stock at a price of $0.80 per share at any time prior to November 1, 2007. Within two days after the end of any period of ten consecutive days that the closing bid price of L.A.M.'s common stock has exceeded $1.20, L.A.M. has the right, upon 15 days advance written notice to the holders of the Series B warrants, to force the holders to exercise the unexercised portion of the Series B warrants.

      The Series C warrants allow the holders to purchase 875,000 shares of L.A.M.'s common stock at a price of $1.20 per share at any time prior to November 1, 2007. Within two days after the end of any period of ten consecutive days that the closing bid price of L.A.M.'s common stock has exceeded $2.00, L.A.M. has the right, upon 15 days advance written notice to the holders of the Series C warrants, to force the holders to exercise the unexercised portion of the Series C warrants.

      The Series D warrants allow the holders to purchase 656,250 shares of L.A.M.'s common stock at a price of $1.60 per share at any time prior to November 1, 2007. Within two days after the end of any period of ten consecutive days that the closing bid price of L.A.M.'s common stock has exceeded $2.50, L.A.M. has the right, upon 15 days advance written notice to the holders of the Series D warrants, to force the holders to exercise the unexercised portion of the Series D warrants.

      L.A.M.'s right to force the warrant holders to exercise the Series, B, C and D warrants is subject to a number of conditions, including the following:

- there is in effect a registration statement which the holders may use to sell the shares issuable upon the exercise of the warrants.

-    L.A.M.'s common stock is listed for trading on the OTC Bulletin Board

      The exercise price of the Series B, C and D warrants is not subject to adjustment except in the case of stock splits, consolidations and similar transactions.

      Each warrant holder is prohibited from exercising the warrants to the extent that such exercise would result in such holder, together with any affiliate of the warrant holder, beneficially owning in excess of 4.999% of the outstanding shares of L.A.M.'s common stock following such exercise. This restriction may be waived by each holder on not less than 61 days' notice to L.A.M. However, the 4.999% limitation would not prevent each warrant holder from acquiring and selling in excess of 4.999% of L.A.M.'s common stock through a series of acquisitions and sales under the warrants so long as the warrant holder never beneficially owns more than 4.999% of L.A.M.'s common stock at any one time.

Transfer Agent

            Corporate Stock Transfer, Inc.
            3200 Cherry Creek Drive South, Suite 430
            Denver CO, 80209
            Telephone Number (303)-282-4800
            Facsimile Number  (303) 282-5800

                                LEGAL PROCEEDINGS

      L.A.M. is not involved in any pending or threatened legal proceeding. See "Comparative Share Data - Note E" for information concerning the settlement of an arbitration award entered against L.A.M.

                                     EXPERTS

      The financial statements included in this prospectus for the years ended December 31, 2002 and 2001 have been so incorporated in reliance on the report of Rotenberg & Company, LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                                 INDEMNIFICATION

      L.A.M.'s Bylaws authorize indemnification of a director, officer, employee or agent of L.A.M. against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of L.A.M. who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling L.A.M. pursuant to the foregoing provisions, L.A.M. has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION

      L.A.M. is subject to the informational requirements of the Securities Exchange Act of l934 and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of any such reports, proxy statements and other information filed by L.A.M. can be inspected and copied at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange

Commission at its office in Washington, D.C. 20549 at prescribed rates. Certain information concerning L.A.M. is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. L.A.M. has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits) under the Securities Act of 1933, as amended (the "Act"), with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement.

                          L.A.M. PHARMACEUTICAL, CORP.
                            (A DELAWARE CORPORATION)
                               Lewiston, New York

                     -------------------------------------
                                FINANCIAL REPORTS
                                       AT
                                DECEMBER 31, 2002
                     -------------------------------------

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


TABLE OF CONTENTS
------------------------------------------------------------------------------


Independent Auditors' Report                                         F-2

Balance Sheets at December 31, 2002 and 2001                         F-3

Statements of Changes in Stockholders' Deficit for the Years Ended
  December 31, 2002 and 2001                                         F-4 to F-5

Statements of Operations for the Years Ended December 31, 2002
  and 2001                                                           F-6

Statements of Cash Flows for the Years Ended December 31, 2002
  and 2001                                                           F-7 to F-8

Notes to Financial Statements                                        F-9 to F-21

            INDEPENDENT AUDITORS' REPORT



To the Board of Directors
  and Shareholders
L.A.M. Pharmaceutical, Corp. Lewiston, New York


      We have audited the accompanying balance sheets of L.A.M. Pharmaceutical, Corp. (A Delaware Corporation) as of December 31, 2002 and 2001, and the related statements of changes in stockholders' deficit, operations and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of L.A.M. Pharmaceutical, Corp. (A Delaware Corporation) as of December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.








Rotenberg & Co., LLP
Rochester, New York
  February 27, 2003
(Except for Note O, as to which the date is March 27, 2003)

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


BALANCE SHEETS
--------------------------------------------------------------------------------
December 31,                                               2002           2001
--------------------------------------------------------------------------------

ASSETS

Current Assets
Cash and Cash Equivalents                             $   210,214        $11,284
Accounts Receivable                                        13,643             --
Other Receivable                                               --         44,433
Inventory                                                 550,085         97,750
Prepaid Expenses                                            6,686          5,344
--------------------------------------------------------------------------------
Total Current Assets                                      780,628        158,811

Property and Equipment - Net of Accumulated
Depreciation                                              124,958        121,185

Other Assets
Patents and Trademarks - Net of Accumulated
Amortization                                              546,631        489,322
--------------------------------------------------------------------------------
Total Assets                                           $1,452,217     $  769,318
--------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts Payable and Accrued Expenses                  $  866,164      $ 601,999

Convertible Notes                                         671,000              -
--------------------------------------------------------------------------------

Total Current Liabilities                               1,537,164        601,999

Other Liabilities

Due to Stockholders                                       164,037        848,037

Deferred Royalty Revenue                                  207,360        207,360
--------------------------------------------------------------------------------

Total Liabilities                                       1,908,561      1,657,396
--------------------------------------------------------------------------------

Stockholders' Deficit
Common Stock - $.0001 Par; 50,000,000 Authorized;
27,511,412 and 19,784,520 Issued and
Outstanding, respectively                                   2,751          1,978

Additional Paid-In Capital                             24,054,187     17,964,009

Loan Receivable-Director/Officer                               --      (640,000)

Deficit Accumulated During Development Stage          (24,513,282)  (18,214,065)
--------------------------------------------------------------------------------

Total Stockholders' Deficit                              (456,344)     (888,078)
--------------------------------------------------------------------------------

Total Liabilities and Stockholders' Deficit            $1,452,217      $ 769,318
--------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT


----------------------------------------------------------------------------------------------------------------------------
                                                                     Additional      Loan                          Total
                                               Number     Common      Paid-In    Receivable-      Accumulated  Stockholders'
                                             of Shares     Stock      Capital    Director/Office    Deficit       Deficit
----------------------------------------------------------------------------------------------------------------------------

Balance - December 31, 2000                  13,998,930  $ 1,400     $8,812,199   $      --    $(9,815,305)    $(1,001,706)

Capital Contribution - Interest Expense              --       --        113,200          --             --         113,200

Common Shares Issued - Debenture Conversion
Premium                                       3,106,502      311      1,057,844          --             --       1,058,155

Debentures Converted to Common Stock            853,167       85      1,611,114          --             --       1,611,199

Stock Options Issued
   - Compensation for Services Rendered              --       --      3,218,463          --             --       3,218,463

Common Shares Issued
   - Compensation for Services Rendered       1,213,900      121      1,047,086          --             --       1,047,207

Stock Options Exercised                         173,000       17        112,433          --             --         112,450

Warrants Issued to Hockbury Limited and GKN
Securities                                           --       --      1,100,000          --             --       1,100,000

Sale of Shares Under the Equity Line of
Credit Agreement                                439,021       44        483,592          --             --         483,636

Loan to Officer                                      --       --             --  (1,075,000)            --      (1,075,000)

Loan Repayments from Officer                         --       --             --     435,000             --         435,000

Short-Swing Profit on Insider Trading                --       --        408,078          --             --         408,078

Net Loss                                             --       --             --          --     (8,398,760)     (8,398,760)
---------------------------------------------------------------------------------------------------------------------------------

Balance - December 31, 2001                  19,784,520  $ 1,978    $17,964,009   $(640,000)  $(18,214,065)    $  (888,078)


The accompanying notes are an integral part of these financial statements.

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York



----------------------------------------------------------------------------------------------------------------------------
                                                                     Additional      Loan                          Total
                                               Number     Common      Paid-In    Receivable-      Accumulated  Stockholders'
                                             of Shares     Stock      Capital    Director/Office    Deficit       Deficit
----------------------------------------------------------------------------------------------------------------------------

Balance - December 31, 2001                  19,784,520  $ 1,978    $17,964,009  $  (640,000)    $(18,214,065)   $(888,078)

Capital Contribution - Interest Expense              --       --         19,264           --               --       19,264

Common Shares Issued - Note Conversion
Premium                                              --       --        204,762           --               --      204,762

Notes Converted to Common Stock                  98,640       10         28,990           --               --       29,000

Warrants Issued - Convertible Notes                  --       --         55,543           --               --       55,543

Stock Options Issued
   - Compensation for Services Rendered              --       --      1,394,752           --               --    1,394,752

Common Shares Issued
   - Compensation for Services Rendered       1,821,500      182        979,694           --               --      979,876

Stock Options Exercised                       4,933,975      494      2,869,896           --               --    2,870,390

Sale of Shares Under the Equity Line of
Credit Agreement                                614,156       61        487,303           --               --      487,364

Sale of Shares Under the Private Placement
Memorandum                                      258,621       26         74,974           --               --       75,000

Receivable on Option Exercise                        --       --        (25,000)          --               --      (25,000)

Loan Repayments from Officer                         --       --             --      640,000               --      640,000

Net Loss                                             --       --             --           --       (6,299,217)  (6,229,217)
------------------------------------------------------------------------------------------------------------------------------

Balance - December 31, 2002                  27,511,412   $2,751    $24,054,187       $  --      $(24,513,282) $  (456,344)
------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York



STATEMENTS OF OPERATIONS

----------------------------------------------------


 Years ended December 31,                  2002        2001
----------------------------------------------------------------

Revenues
Licensing Revenue                        $    --    $ 300,000
Net Sales                                 40,160           --
----------------------------------------------------------------
                                          40,160      300,000
----------------------------------------------------------------

Expenses
Cost of Sales                             10,250           --
General and Administrative             1,972,329    1,378,791
Marketing and Business Development       975,077      201,808
Research and Development                 572,617      479,881
----------------------------------------------------------------
                                       3,530,273    2,060,480
Financial Accounting Expenses
  Not Requiring the Use of Cash During the
Period:
Depreciation and Amortization             60,928       27,159
Interest Expense                          19,942      232,819
Share and Option Grants to Officers,
Directors

   Investors and Consultants           2,467,929    4,265,670
Conversion Premium on Convertible
 Notes                                   204,762    1,057,844
Warrants Issued                           55,543    1,100,000
----------------------------------------------------------------

Total Expenses                         6,339,377    8,743,972
----------------------------------------------------------------

Loss Before Other Income and
(Expenses)                            (6,299,217)  (8,443,972)
----------------------------------------------------------------

Other Income and (Expenses)
Interest Income                               --       45,212
----------------------------------------------------------------

Total Other Income and (Expenses)             --       45,212
----------------------------------------------------------------

Net Loss for the Period               $(6,299,217)  $(8,398,760)
----------------------------------------------------------------

Loss per Common Share - Basic and
Diluted                               $    (0.26)  $      (0.53)
----------------------------------------------------------------

Weighted Average Number
  of Common Shares Outstanding -
       Basic and Diluted              24,644,912     15,817,111
----------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

   L.A.M. PHARMACEUTICAL, CORP.
   (A DELAWARE CORPORATION)
   Lewiston, New York


   STATEMENTS OF CASH FLOWS
   -----------------------------------------------------------------------------
    Years ended December 31,                           2002           2001
   -----------------------------------------------------------------------------

   Cash Flows from Operating Activities


   Net Loss                                         $(6,299,217)   $(8,398,760)

   Adjustments to Reconcile Net Loss for the
   Period to Cash Flows from Operating
   Activities:
   Depreciation and Amortization                         60,928         27,159
   Write-off of receivable                              627,000             --
   Capital Contributions:
      Deemed Interest Expense on Loans from
   Stockholders                                          19,264        113,200
   Share and Option Grants - Officers,
   Directors Investors and Consultants                2,558,328      4,265,670
   Warrants Issued                                       55,543      1,100,000
   Conversion Premium on Convertible
   Notes                                                204,762      1,058,155
   Interest on Converted Debentures                          --        121,449

   Changes in Assets and Liabilities:
   Accounts Receivable                                  (13,643)        30,567
   Inventory                                           (452,335)        23,375
   Prepaid Expenses                                      (1,342)        (2,705)
   Accounts Payable and Accrued Expenses                548,365        204,515
   -----------------------------------------------------------------------------

   Net Cash Flows from Operating Activities          (2,692,347)    (1,457,375)
   -----------------------------------------------------------------------------

   Cash Flows from Investing Activities
   Purchases of Property and Equipment                  (26,841)      (112,508)
   Purchases of Patents and Trademarks, Net             (95,169)      (169,361)
   -----------------------------------------------------------------------------

   Net Cash Flows from Investing Activities            (122,010)      (281,869)
   -----------------------------------------------------------------------------
                                                              -continued-


The accompanying notes are an integral part of these financial statements.

  L.A.M. PHARMACEUTICAL, CORP.
  (A DELAWARE CORPORATION)
  Lewiston, New York


  STATEMENTS OF CASH FLOWS - continued
   -----------------------------------------------------------------------------
    Years ended December 31,                           2002           2001
   -----------------------------------------------------------------------------

  Cash Flows from Financing Activities
  Proceeds from Issuance of Common Stock               75,000           --
  Proceeds from Convertible Notes                     700,000           --
  Proceeds from Exercise of Stock Options           1,750,490      112,450
  Proceeds from Sale of Shares Under
     the Equity Line of Credit Agreement              487,364      483,636
  Issuance of Loan Receivable - Officer, Net               --     (640,000)
  Repayment of Convertible Notes                           --     (108,500)
  Advances from Stockholders                              433           --
  ------------------------------------------------------------------------------

  Net Cash Flows from Financing Activities          3,013,287     (152,414)
  ------------------------------------------------------------------------------

  Net Change
     in Cash and Cash Equivalents                    198,930    (1,891,658)

  Cash and Cash Equivalents - Beginning of
  Period                                              11,284     1,902,942
  ------------------------------------------------------------------------------

  Cash and Cash Equivalents - End of Period      $   210,214   $    11,284
  ------------------------------------------------------------------------------

  NON-CASH INVESTING AND FINANCING ACTIVITIES
  -----------------------------------------------------------------------

  Offsetting of Stockholders Receivable
  and Payable                                    $   728,000   $       --
  Short-Swing Profit on Insider Trading
    - Offset Against Loan Payable to
  Shareholder                                    $        --   $  408,078
                                                 $        --   $1,489,750
  Debentures Converted to Common Stock
  Exercise of Stock Options                      $   835,700   $       --
  ------------------------------------------------------------------------------

  SUPPLEMENTAL DISCLOSURE
  ------------------------------------------------------------------------------

  Interest Paid                                  $        --   $       --
  Income Taxes Paid                              $        --   $       --
  ------------------------------------------------------------------------------


The accompanying notes are an integral part of these financial statements.

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------


Note A -          Summary of Transaction
        L.A.M. Pharmaceutical, Corp. (the Company) was initially formed as L.A.M. Pharmaceutical, LLC (the LLC) on February 4, 1997. From February 1, 1994 to February 4, 1997 the Company conducted its activities under the name RDN. In September 1998, the members of L.A.M. Pharmaceuticals LLC, a Florida Limited liability company, exchanged all of their interests in the LLC for 6,000,000 shares of the Company's common stock. The stock exchange between the Company and the members of the LLC is considered a recapitalization or reverse acquisition. Under reverse acquisition accounting, the LLC was considered the acquirer for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of the Company. The accompanying financial statements include the historical accounts of the Company, the LLC and RDN since February 1, 1994. All intercompany accounts and transactions have been eliminated.

Note B - Nature of Operations  and Summary of  Significant  Accounting  Policies
        L.A.M. Pharmaceutical, Corp. was incorporated on July 24, 1998 under the laws of the State of Delaware. The Company has the authority to issue 50,000,000 shares of common stock, $.0001 par value. The Company's corporate objective is to develop, market andn license wound healing and transdermally delivered drugs, both prescription and over-the-counter, using the Company's patented L.A.M. Ionic Polymer Matrix TM technology. The Company currently serves the healthcare market in the USA.

        Development Stage
        In August 2002, the Company commenced sales of its L.A.M. IPM Wound Gel(TM) and as a result has revised its presentation of the financial statements from a development stage company to that of an operating company.

        Revenue Recognition
        The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable when the product has been shipped to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. The Company reduces revenue for estimated customer returns.

        Royalty revenue on the exclusive world-wide license agreement (the License Agreement) with Ixora Bio-Medical Company Inc. (Ixora) will be recorded when received.

        Method of Accounting
        The Company maintains its books and prepares its financial statements on the accrual basis of accounting.
                                                               - continued -

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------


Note B -Nature of Operations and Summary of Significant Accounting Policies - continued

        Use of Estimates
        The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results can differ from those estimates.

        Concentrations of Credit Risk
        Financial instruments which potentially expose the Company to significant concentrations of credit risk consist principally of bank deposits. Cash is placed primarily in high quality short-term interest bearing financial instruments.

        Cash and Cash Equivalents
        Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less. The Company maintains cash and cash equivalents at financial institutions that periodically may exceed federally insured amounts.

        Inventory
        Inventory is comprised of finished goods and raw materials and is stated at the lower of cost or market. Cost is determined by the first-in, first-out method and market is based on the lower of replacement cost or net realizable value.

        Property, Equipment and Depreciation
        Property and equipment are stated at cost, less accumulated depreciation computed using the straight-line method over the estimated useful lives as follows:

                  Furniture and Fixtures                     5 - 7 Years
                  Computer Equipment                         5 - 7 Years
                  Leasehold Improvements                         5 Years

        Maintenance and repairs are charged to expense as incurred. The cost of the assets retired or otherwise disposed of and the related accumulated depreciation are removed from the accounts.

          Patents and Trademarks
          Patents are carried at cost and are amortized using the straight-line method over their estimated useful lives, not to exceed 17 years from the date of issuance of the patent. Amortization expense for the years ended December 31, 2002 and 2001 was $37,860 and $16,236, respectively. Accumulated amortization associated with patents and trademarks at December 31, 2002 and 2001 amounted to $89,767 and $51,908, respectively. - continued -

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------


Note B -          Nature of Operations and Summary of  Significant  Accounting
        Policies - continued

        Impairment of Assets
        Effective January 1, 2002, the Company adopted the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets." This standard superceded SFAS No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of," but also retained its basic provision requiring (i) recognition of an impairment loss of the carrying amount of a long-lived asset if it is not recoverable from its undiscounted cash flows and (ii) measurement of an impairment loss as the difference between the carrying amount and fair value of the asset unless an asset is held for sale, in which case it would be stated at the lower of carrying amount or fair value less costs to dispose. However, SFAS No. 144 also describes a probability-weighted cash flow estimation approach to deal with situations which alternative courses of action to recover the carrying amount of a long-lived asset are under consideration or a range is estimated. The determination of undiscounted cash flows requires significant estimates made by management and considers the expected course of action at the balance sheet date. Subsequent changes in estimated undiscounted cash flows arising from changes in anticipated actions could impact the determination of whether an impairment exists.

        Management reviews its long-lived assets used in operations for impairment when there is an event or change in circumstances that indicates an impairment in value. An asset is considered impaired when the undiscounted future cash flows are not sufficient to recover the asset's carrying value. If such impairment is present, an impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value

        Research and Development Costs
        Research and development expenditures are expensed as incurred.

        Net Income (Loss) Per Common Share
  Net income (loss) per common share is computed in accordance with SFAS No. 128, "Earnings Per Share". Basic earnings per common share is calculated by dividing income available to common shareholders by the weighted-average number of common shares outstanding for each period. Diluted earnings per common share is calculated by adjusting the weighted-average shares outstanding assuming conversion of all potentially dilutive stock options, warrants and convertible securities. Diluted earnings per share is the same as basic earnings per share for all of the periods presented since the effect of the conversion of debentures, stock options and warrants granted would have an anti-dilutive effect on earnings per share.

        Income Taxes
        The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities. This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment. Deferred tax assets are recognized, net of any valuation allowance, for temporary differences and net operating loss and tax credit carryforwards. Deferred income tax expense represents the change in net deferred assets and liability balances.

                                                               - continued -

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------


Note B -          Nature of Operations and Summary of  Significant  Accounting
Policies - continued

        Share and Option Grants
        As described in Note K, the Company has elected to follow the accounting provisions of Accounting Principles Board Opinion (APBO) No. 25 "Accounting for Stock Issued to Employees", for stock-based compensation and awards made to employees - the intrinsic value method. Pro forma disclosures required under SFAS No. 123, "Accounting for Stock-Based Compensation" has been furnished in Note K. Stock options granted to investors and consultants are subject to the provisions of SFAS No. 123 and are recorded at the fair value of the option at the date of grant

        Financial Instruments
        The Company's financial instruments consist of cash, accounts receivable and accounts payable. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying value, unless otherwise noted.

        The fair value of due to stockholders and loan receivable - officer could not be obtained without incurring excessive costs as they have no readily determinable market place.

        New Pronouncements
        In April 2002, the Financial Accounting Standards Board issued FASB Statement No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (SFAS
        145). SFAS 145 requires that gains and losses from extinguishment of debt be classified as extraordinary items only if they meet the criteria in Opinion 30. Applying the provisions of Opinion 30 will distinguish transactions that are part of an entity's recurring operations from those that are unusual and infrequent and therefore meet the criteria for classification as an extraordinary item. SFAS 145 also requires that modifications to a capital lease that make it an operating lease be accounted for, as applicable, in accordance with FASB Statement No. 98, Accounting for Leases, or FASB Statement No. 28, Accounting for Sales with Leasebacks. SFAS 145 is required to be applied in fiscal years beginning after May 15, 2002 and to provisions relating to modifications of a capital lease that make it an operating lease as of May 15, 2002. Upon adoption of SFAS 145, gains and losses on debt extinguishment that have been shown on the income statement as extraordinary items in prior periods should be reclassified, unless they meet the criteria for extraordinary status per Opinion 30. Management does not anticipate that the adoption of SFAS 145 will have any material impact on the financial statements.

        In June 2002, the Financial Accounting Standards Board issued FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146). SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they incurred rather than at the date of a commitment to an exit or disposal plan. Costs covered by SFAS 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS 146 applies to all exit or disposal activities initiated after December 31, 2002. Management does not anticipate that the adoption of SFAS 146 will have any material impact on the financial statement.

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note C -          Licensing Agreement
        The Company has an exclusive license agreement (the License Agreement) with Ixora Bio-Medical Company, Inc. (Ixora). Under the License Agreement, Ixora has paid the Company $500,000 for the exclusive rights of the Company's male and female sexual dysfunction product technology. Ixora has also agreed to pay all costs for the development, registration and protection of intellectual property, including but not limited to patent costs, raw material costs, clinical development costs and compensation of all Company personnel involved in the sexual dysfunction product technology.

Note D -Inventory
        Inventories at December 31 consisted of the following:

        ------------------------------------------------------------------------
                                                             2002        2001
        ------------------------------------------------------------------------

        IPM Wound Gel(TM)                               $ 539,460       $  --
        Raw Materials                                      10,625      97,750
        ------------------------------------------------------------------------

        Inventories                                     $ 550,085    $ 97,750
        ------------------------------------------------------------------------

Note E -Property and Equipment
        Property and equipment are recorded at cost and consisted of the following:

        ------------------------------------------------------------------------
        December 31,                                         2002        2001
        ------------------------------------------------------------------------

        Furniture and Fixtures                          $ 127,493   $ 122,101
        Computer Equipment                                 43,544      22,095
        Leasehold Improvements                             30,692      30,692
        ------------------------------------------------------------------------
                                                        $ 201,729   $ 174,888
        Less:  Accumulated Depreciation                   (76,771)    (53,703)
        ------------------------------------------------------------------------

        Net Property and Equipment                       $124,958   $ 121,185
        ------------------------------------------------------------------------

        Depreciation expense for the years ended December 31, 2002 and 2001 was $23,068 and $10,923, respectively.

Note F -          Due to Stockholders
        The Company has a liability for cash advances and salaries and other expenses incurred in earlier years due to its stockholders totaling $164,037 and $848,037 at December 31, 2002 and 2001, respectively. The Company has agreements with these stockholders, which provides for payment of this obligation without interest, not to exceed 25% of the profits realized by the Company in any year. The Company has imputed interest at 5.75% in 2002 and 8.5% in 2001 and charged operations for each of the periods presented with an offsetting credit to additional paid-in capital.

Note G -          Deferred Royalty Revenue
        Deferred Royalty Revenue represents amounts due to the Company from Ixora Biomedical pursuant to the worldwide license agreement. The $207,360 of Deferred Royalty Revenue approximated the value of the Company's original investment in the affiliate. The balance will be amortized to income upon commencement of Ixora's sale of the Company's products.

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note H -          Loan Receivable - Director
        Between February and April 2001, Alan Drizen, the Company's former President, borrowed $1,075,000 from the Company. The amounts borrowed were used by Mr. Drizen to purchase shares of the Company's common stock in an effort to stabilize the share price in the face of extensive short selling of the shares.

        Mr. Drizen had agreed to repay this amount to the Company, together with interest at 6% per year, in accordance with the terms of a promissory note. The note provided for a series of periodic payments with the unpaid amount of the note, together with any accrued and unpaid interest, due on March 31, 2002.

        Although Mr. Drizen agreed to secure the repayment of this note, the Company's Board of Directors, in view of the fact that proceeds from the sale of Mr. Drizen's shares of the Company's common stock would be the primary source of funds which would be used to repay the note, did not require Mr. Drizen to secure the repayment of the note. Accordingly, the note from Mr. Drizen was unsecured. During March 2002, Mr. Drizen and the Company agreed that the balance of $548,361 owed by the Company to Mr. Drizen at December 31, 2001, included in amounts due to stockholders, would be offset against the remaining amount due pursuant to Mr. Drizen's promissory note. In addition, two other Directors and stockholders agreed with Mr. Drizen to apply a portion of their receivables from the Company, included in amounts due to stockholders, against the amounts due by Mr. Drizen in an amount sufficient to offset the remaining balance due on Mr. Drizen's promissory note. Following these offset arrangements, Mr. Drizen's promissory note was paid in full.

        As a result of Mr. Drizen's purchases and sales of the Company's common stock between October 2000 and May 2001, the Company was entitled to a recoverable profit of $408,078 from Mr. Drizen, computed in accordance with Section 16(b) of the Securities Exchange Act of 1934. During 2001, this amount was applied to reduce the amount that the Company owed to Mr. Drizen with the offset being to additional paid-in capital.

        During the year ended December 31, 2002, Mr. Drizen exercised options to acquire 2,650,000 shares of the Company's common stock. The total exercise price of these options was $1,537,000. Pursuant to the terms of an agreement, signed in January 2003, with Mr. Drizen, the Company forgave the $627,000 owed by Mr. Drizen and has charged the amount to expense

Note I -          Income Taxes
        The components of the deferred tax asset (liability) at December 31 are as follows:

        ------------------------------------------------------------------------
        December 31,                                          2002        2001
        ------------------------------------------------------------------------

        Net Operating Loss                               $2,188,479   $1,347,713
        Stock Options                                       610,769      456,497
        Patents                                              80,547      160,630
        ------------------------------------------------------------------------
                   Gross Deferred Tax Assets              2,879,795    1,347,713
        ------------------------------------------------------------------------
        Property, Plant and Equipment                        (2,155)     (1,367)
        ------------------------------------------------------------------------
                   Gross Deferred Tax Liabilities            (2,155)     (1,367)
        ------------------------------------------------------------------------
                   Net Deferred Tax Assets                2,877,640    1,963,473
        ------------------------------------------------------------------------
        Valuation Allowance                              (2,877,640) (1,963,473)
        Net Deferred Taxes                              $        --  $       --
        ------------------------------------------------------------------------

                                                                   -continued-

------------------------------------------------------------------------------
L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note I -          Income Taxes - continued

        The net operating loss carryforwards expire in varying amounts from 2013 to 2017. The Company has fully reserved for any future tax benefits from the net operating loss carryforwards and net deferred tax assets since it has not generated any revenues to date.

Note J -          Convertible Notes
        During 2002, L.A.M. sold convertible notes, plus Series A, B, C and D warrants, to a group of private investors for $700,000. The notes do not bear interest, are unsecured and are payable on November 1, 2005.

        At the holder's option, the notes are convertible into shares of L.A.M.'s common stock equal in number to the amount determined by dividing each $1,000 of note principal to be converted by the Conversion Price. The initial Conversion Price is $0.29.

        If L.A.M. sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable Conversion Price, the Conversion Price will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be.

        Upon the occurrence of any of the following events, L.A.M. is required to redeem the notes at a price equal to 120% of the then outstanding principal balance of the notes:

        - the suspension from listing or the failure of L.A.M.'s common stock to be listed on the OTC Bulletin Board for a period of five consecutive trading days; or

            - the effectiveness of the registration statement lapses for any reason or the registration statement is unavailable to the note holders and the lapse or unavailability continues for a period of 15 consecutive trading days, or 25 non-consecutive trading days during any 12 month period, provided the cause of the lapse or unavailability is not due to factors primarily within the control of the note holders.

            - any representation or warranty made by L.A.M. to the note holders proves to be materially inaccurate or L.A.M. fails to perform any material covenant or condition in its agreement with the note holders.

                - a purchase, tender or exchange offer accepted by the holders of more than 33% of L.A.M.'s outstanding shares of common stock.

                - L.A.M. files for protection from its creditors under the federal Bankruptcy code.

      The Series A warrants allow the holders to purchase 596,590 shares of L.A.M.'s common stock at a price of $0.35 per share at any time prior to November 1, 2007.

      If L.A.M. sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable warrant exercise price, the exercise price of the Series A warrants will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be.

                                                           -continued -

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------


Note J -          Convertible Notes - continued
        The Series B warrants allow the holders to purchase 1,312,500 shares of L.A.M.'s common stock at a price of $0.80 per share at any time prior to November 1, 2007. Within two days after the end of any period of ten consecutive days that the closing bid price of L.A.M.'s common stock has exceeded $1.20, L.A.M. has the right, upon 15 days advance written notice to the holders of the Series B warrants, to force the holders to exercise the unexercised portion of the Series B warrants.

        The Series C warrants allow the holders to purchase 875,000 shares of L.A.M.'s common stock at a price of $1.20 per share at any time prior to November 1, 2007. Within two days after the end of any period of ten consecutive days that the closing bid price of L.A.M.'s common stock has exceeded $2.00, L.A.M. has the right, upon 15 days advance written notice to the holders of the Series C warrants, to force the holders to exercise the unexercised portion of the Series C warrants.

        The Series D warrants allow the holders to purchase 656,250 shares of L.A.M.'s common stock at a price of $1.60 per share at any time prior to November 1, 2007. Within two days after the end of any period of ten consecutive days that the closing bid price of L.A.M.'s common stock has exceeded $2.50, L.A.M. has the right, upon 15 days advance written notice to the holders of the Series D warrants, to force the holders to exercise the unexercised portion of the Series D warrants.

        L.A.M.'s right to force the warrant holders to exercise the Series, B, C and D warrants is subject to a number of conditions, including the following:

                 - there is in effect a registration statement which the holders may use to sell the shares issuable upon the exercise of the warrants.

                - L.A.M.'s common stock is listed for trading on the OTC Bulletin Board

        The conversion premium on the convertible notes at the date of issuance and the number of common share equivalents outstanding are as follows:



        -----------------------------------------------------------------------------

                               Number of                Excess of Fair Value
                             Common Share  Conversion     of Common Stock     Conversion
                              Equivalents     Price       Over Debentures      Premium
        -----------------------------------------------------------------------------

        Issued in 2002        2,380,952     $ 0.294        $ 204,762       $204,762

        -----------------------------------------------------------------------------

        Converted in 2002      (98,640)     $ 0.294

        -----------------------------------------------

        Outstanding at
        December 31, 2002     2,282,312     $ 0.294
        -----------------------------------------------


                                                              - continued -

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------


Note J -          Convertible Notes - continued

        The excess fair value of the common stock into which the notes can convert at the conversion date over the proceeds is recorded as conversion premium and is limited to the amount of the proceeds of the debentures. Accordingly, 204,762 was recorded in 2002 as a charge to conversion premium and a credit to additional paid-in capital in the accompanying financial statements.

        The Company issued convertible debentures during 1999 and 2000 having an aggregate principal balance of $1,252,000 and $2,406,333, respectively. These debentures were unsecured obligations of the Company that matured over twelve months and bore interest at an annualized rate of 9.5% payable at maturity. The debentures were convertible into common shares of the Company at rates from $.50 to $3.00 per share (2 shares to .33 shares for each $1 of principal) at any time, at the option of the holder. The common shares issued on conversion had a restriction as to resale for a period of one year from the date that the original debenture was issued. The Company could also redeem the debentures at any time upon written notice and payment to the holder of all unpaid principal and interest. The debentures were not subject to any sinking fund requirements. Debentures in the amount of $2,060,083 were converted during 2000 into 3,319,430 shares of the Company's common stock. On August 9, 2001, the conversion terms for all debentures then outstanding were revised. The number of shares to be issued upon conversion of the notes, plus any accrued interest would be determined by dividing the amount to be converted by $0.52. Note holders who agreed to convert on these revised terms were also granted options to purchase shares of the Company's common stock equal to 10% of the number of shares resulting from conversion. The options are exercisable immediately at $0.58 per share and expire in August 2002. During 2001, $1,489,750 of the remaining debentures were converted to 853,167 shares with such debenture holders receiving an additional 3,106,502 common shares and options to purchase 424,493 shares of the Company's common stock. An additional conversion premium of $1,057,844 was recognized in 2001 related to the revision of terms. During 2001, debentures with a principal amount of $108,500 were repaid.

        The excess fair value of the common stock into which the notes can convert at the conversion date over the proceeds is recorded as conversion premium and is limited to the amount of the proceeds of the debentures. Accordingly, $2,395,093 and $1,252,000 was recorded in 2000 and 1999, respectively, as a charge to conversion premium and a credit to additional paid-in capital in the accompanying financial statements.

Note K -      Share and Option Grants
        The Company has stock option plans under which employees, non-employee directors, consultants and investors may be granted options to purchase shares of the Company's common stock. Options have varying vesting and expiration dates.

        The Company has elected to follow APBO No. 25 and related Interpretations in accounting for its stock-based compensation made to its employees. APBO No. 25 requires no recognition of compensation expense for most of the stock-based compensation arrangements provided by the Company, namely, broad-based employee stock purchase plans and option grants where the exercise price is equal to or less than the market value at the date of grant. However, APBO No. 25 requires recognition of compensation expense for variable award plans over the vesting periods of such plans, based upon the then-current market values of the underlying stock. In contrast, SFAS No. 123 requires recognition of

                                                           -continued-

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note K -      Share and Option Grants - continued
         compensation expense for grants of stock, stock options, and other equity instruments, over the vesting periods of such grants, based on the estimated grant-date fair values of those grants. Stock options and awards made to investors and consultants are subject to the provisions of SFAS No. 123.

        Employees
        During 2002, the Company granted stock options for 485,000 shares of common stock to employees as compensation for services rendered at exercise prices that were below the fair value of the common stock at the date of grant. In accordance with APBO 25, the Company recognized compensation expense of $71,934 as a charge against operations during 2002 for the difference between the fair value and the exercise price of the common stock at the date of grant. Had the Company determined compensation based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:


                                           For the year ended
                                              December 31,
                                            2002       2001
                                         -----------------------

                      Net loss
                         As reported     $6,299,217  $8,398,760
                         Pro forma       $6,339,006  $8,398,760
                      Earnings per share
                         As reported       $ 0.26     $ 0.53
                         Pro forma         $ 0.26     $ 0.53


        Consultants
        During 2002 and 2001 the Company granted stock options for 1,517,000 and 1,710,000 shares, respectively, of common stock to consultants as compensation for services rendered. In accordance with SFAS 123, the Company recognized compensation expense during 2002 and 2001 of $358,612, and $100,125, respectively, for the fair value of the options at the date of grant using a Black Scholes option-pricing model.

        Directors
        During 2002 and 2001, the Company granted additional stock options for 2,000,000 and 4,275,000 shares, respectively, of common stock to directors as compensation for services rendered. In accordance with SFAS No. 123, the Company recognized compensation expense during 2002 and 2001 of $878,000 and $2,199,375, respectively, for the fair value of the options at the date of the grant using a Black Scholes option-pricing model.

        Investors
        During 2001, the Company granted stock options for 5,005,000 shares of common stock to investors. In accordance with SFAS No. 123, the Company recognized compensation expense during 2001 of $565,025 for the fair value of the options at the date of grant using a Black Scholes option-pricing model.

                                                            -continued-

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note K - Share and Option Grants - continued The following assumptions were used:

        ------------------------------------------------------------------------
        December 31,                                      2002       2001
        ------------------------------------------------------------------------

        Weighted Average Fair Value of                    $0.39    $ 0.26
        Options
        Weighted Average Exercise Price                   $0.67    $ 0.78
        Expected Market Volatility                          9.4%      7.0%
        Risk Free Interest Rate                            4.37%     4.76%
        Expected Life (Years)                               5.0       5.0
        Expected Dividend Yield                               0%        0%
        ------------------------------------------------------------------------

        Stock option transactions for the two years ending December 31, 2002 are summarized as follows:

        ------------------------------------------------------------------------
                                                                Weighted Average
                                                 Outstanding     Exercise Price
        ------------------------------------------------------------------------

        At December 31, 2000                       2,394,466            $ 2.84
        Granted                                   11,616,993            $ 0.73
        Exercised                                   (173,000)           $ 0.65
        Forfeited/Expired                           (992,966)           $ 2.26
        ------------------------------------------------------------------------

        At December 31, 2001                      12,845,493            $ 0.80
        Granted                                    4,002,000            $ 0.71
        Exercised                                 (5,083,975)           $ 0.58
        Forfeited/Expired                           (224,018)           $ 1.72
        ------------------------------------------------------------------------

        At December 31, 2002                      11,539,500            $ 0.80
        ------------------------------------------------------------------------

        The following table summarizes information about fixed stock options outstanding at December 31, 2002:

        ----------------------------------------------------------------------
                             Options Outstanding         Options Exerciseable
                                  Weighted    Weighted             Weighted
                        Shares     Average     Average    Shares    Average
          Range of    Under       Remaining   Exercise   Under     Exercise
          Exercise      Option      Life        Price     Option     Price
           Prices
        ----------------------------------------------------------------------

     $ 0.58 - $1.00   10,789,500    5.02       $ 0.64    9,884,500   $ 0.62
     $ 1.25 - $2.50      325,000    3.70       $ 2.19      325,000   $ 3.70
     $ 2.75 - $4.00      400,000    2.32       $ 3.56      400,000   $ 2.32
              $7.50       25,000     0.12       $ 7.50      25,000   $ 0.12
     -------------------------------------------------------------------------

                                                             -continued-

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------


Note K -          Share and Option Grants - continued
        .
        During 2002 and 2001, the Board of Directors authorized the repricing of options to purchase shares of common stock at rates ranging from $0.58 and $2.00 and $0.58 to $0.90, respectively. Of the options repriced in 2002, 25,000 also had the expiration dated extended by 12 months. All options repriced in 2001 maintained the same expiration terms. Approximately 225,000 and 1,930,000 options, respectively were repriced under this program, which accounted for approximately 2% and 15%, respectively of options outstanding as of December 31, 2002 and 2001. In accordance with SFAS 123, the Company recognized compensation expense during 2002 and 2001 of $1,600 and $323,125, respectively for the fair value of the options at the date they were repriced using a Black Scholes option-pricing model.

        During 2002 and 2001, the Board of Directors authorized the extension of expiration dates of options to purchase shares of common stock. The extensions were for periods ranging from 12 months to 36 months and 12 months to 24 months, respectively. Approximately 3,090,000 and 452,500 options, respectively were extended under this program, which accounted for approximately 27% and 4%, respectively, of options outstanding as of December 31, 2002 and 2001. In accordance with SFAS 123, the Company recognized compensation expense during 2002 and 2001 of $70,980 and $30,813, respectively for the fair value of the options at the date their expiration date was extended using a Black Scholes option-pricing model.

        In 2002 and 2001, the Company granted awards of 2,346,500 and 1,213,900, respectively, of common stock as compensation to outside consultants. The Company has charged operations in 2002 and 2001 for the fair value of the common stock awarded on the date of the grants in the amount of $1,147,927 and $1,047,207, respectively.

Note L -    Equity Line of Credit Agreement
        On January 24, 2001, the Company entered into an equity line of credit agreement with Hockbury Limited in order to establish a source of funding for the development of the Company's technology. The equity line of credit agreement established what is sometimes also referred to as an equity drawdown facility. The Company issued 1,053,177 shares of common stock and received $971,000 in net proceeds under the equity line of credit agreement.

        On July 22, 2002 the Company terminated the equity line of credit agreement with Hockbury Limited. As consideration for the cancellation of the agreement, the Company re-priced the warrants held by Hockbury Limited to purchase 482,893 shares of common stock from a price of $4.56 per share to $1.35 per share. This re-pricing had no effect on operations for the year ended December 31, 2002. The warrants may be exercised at any time prior to January 24, 2004.

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------


Note M - Common Stock
        The Company is authorized to issue 50,000,000 shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

        Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid until the Company is profitable.

        Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by the Company. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.


Note N - Lease Arrangements
        The Company leases office space and a research facility under operating leases which expire at various dates through 2004. The leases require the payment of property and business taxes, insurance and maintenance costs in addition to rental payments.

        Future minimum payments are as follows:

              2003         2004        2005         2006        2007       Total
        ------------------------------------------------------------------------
          $ 76,636     $ 37,400         $--          $--         $--   $ 114,036
        ------------------------------------------------------------------------

        Rent expense under operating leases was $63,811 and $66,965 for the years ended December 31, 2002 and 2001, respectively.

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note O - Contingencies
         An investor relations firm formerly used by the Company filed a claim against the Company with the American Arbitration Association. The claim alleges that the Company failed to pay the investor relations firm in accordance with the terms of an agreement between the parties. On March 26, 2003 a hearing was held before an arbitrator regarding this matter. At the hearing the investor relations firm claimed damages from the Company in the amount of approximately $600,000 as a result of the Company's breach of the agreement. In contrast, the Company contends that the investor relations firm did not provide the services required by the agreement and as a result no additional amounts are due to the investor relations firm. A decision by the arbitrator is expected by April 30, 2003.

         While management is not able at the present time to determine the outcome of these matters, based upon information currently available, management presently believes that the probability is remote that its resolution will have a material adverse effect on the Company's financial position or results of operations.

Note P - Related Party Transactions
        A director and shareholder of the Company is a partner in the law firm that acts as counsel and patent attorneys to the Company. The Company incurred legal fees and expenses to the law firm in the amount of approximately $229,000 and $244,000 in 2002 and 2001, respectively.

Note Q - Concentrations
        The Company recorded its first sales in August 2002. During 2002, the largest customer accounted for 60% of net sales. As the Company has just begun to sell its products, the Company does not believe that they are dependent on the current customer base for future sales.


Note R - Subsequent Events
        On February 4, 2003 the Company signed a binding Letter of Intent to acquire selected assets of Actium Pharmaceuticals, Inc., a Delaware corporation. Upon further due diligence, both parties agreed not to move forward witht the transaction

        On January 10, 2003, L.A.M. issued 750,000 options at an exercise price of $0.58 to Mr. Drizen pursuant to an agreement signed on January 4, 2003. The 750,000 options have a vesting date of July 15, 2003 and expire on July 15, 2008. These options will have no impact on the statement of operations for the first quarter of 2003.

                          L.A.M. PHARMACEUTICAL, CORP.

                            (A DELAWARE CORPORATION)
                               Lewiston, New York



                     -------------------------------------
                                FINANCIAL REPORTS
                                       AT
                               SEPTEMBER 30, 2003
                     -------------------------------------

L.A.M. PHARMACEUTICAL, CORP. (A DELAWARE CORPORATION) Lewiston, New York


TABLE OF CONTENTS
--------------------------------------------------------------------------------

Balance Sheets at September 30, 2003 (Unaudited) and December 31, 2002      F-2

Statements of Changes in Stockholders' Equity (Deficit) for the
Nine Months Ended September 30, 2003 and 2002 (Unaudited)                   F-3

Statements of Operations for the Three Months Ended September 30, 2003
and 2002 (Unaudited)                                                        F-4

Statements of Operations for the Nine Months Ended September 30, 2003
and 2002 (Unaudited)                                                        F-5

Statements of Cash Flows for the Nine Months Ended September 30, 2003
and 2002 (Unaudited)                                                 F-6 to F-7

Notes to Financial Statements                                        F-8 to F-9

   The accompanying notes are an integral part of these financial statements.

                                      F - 2
L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York

BALANCE SHEETS
--------------------------------------------------------------------------------
                                                      (Unaudited)
                                                     September 30,  December 31,
                                                         2003           2002
--------------------------------------------------------------------------------

ASSETS

Current Assets
Cash and Cash Equivalents                            $  59,677      $  210,214
Accounts Receivable                                     11,228          13,643
Inventory                                              499,828         550,085
Prepaid Expenses                                        76,757           5,812
Other Current Assets                                    19,224             874
--------------------------------------------------------------------------------

Total Current Assets                                   666,714         780,628

Property and Equipment - Net of Accumulated            104,958         124,958
Depreciation

Other Assets
Patents and Trademarks - Net of Accumulated            605,245         546,631
Amortization
--------------------------------------------------------------------------------

Total Assets                                       $ 1,376,917     $ 1,452,217
--------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts Payable and Accrued Expenses               $  933,355       $ 866,164
Accrued Arbitration Settlement                         606,132              --
Convertible Notes                                      160,400         671,000
--------------------------------------------------------------------------------

Total Current Liabilities                            1,699,887       1,537,164

Other Liabilities
Due to Stockholders - due after one year               149,545         164,037
Deferred Royalty Revenue                               207,360         207,360
--------------------------------------------------------------------------------

Total Liabilities                                    2,056,792       1,908,561
--------------------------------------------------------------------------------

Stockholders' Deficit
Common Stock - $.0001 Par; 50,000,000 Shares
               Authorized; 33,463,318 and
               27,511,412 Shares Issued and
               Outstanding, Respectively                 3,346           2,751
Additional Paid-In Capital                          25,676,201      24,054,187
Accumulated Deficit                                (26,359,422)    (24,513,282)
--------------------------------------------------------------------------------

Total Stockholders' Deficit                           (679,875)       (456,344)
--------------------------------------------------------------------------------

Total Liabilities and Stockholders' Deficit        $ 1,376,917    $  1,452,217
--------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)


---------------------------------------------------------------------------------------------------------------------------------


                                                                    Additional       Loan                            Total
                                               Number     Common     Paid-In     Receivable -       Accumulated   Stockholders'
                                              of Shares   Stock      Captial     Director/Officer     Deficit    Equity (Deficit)
---------------------------------------------------------------------------------------------------------------------------------
Balance - December 31, 2001                  19,784,520   $1,978  $ 17,964,009   $ (640,000)      $(18,214,065)    $ (888,078)

Capital Contribution - Interest Expense              --       --        16,906           --                 --         16,906
Stock Options Granted -
  Compensation for Services Rendered                 --       --     1,349,437           --                 --      1,349,437
Common Shares Issued -
  Compensation for Services Rendered          1,496,500      150       913,102           --                 --        913,252
Stock Options Exercised                       4,918,975      492     2,858,647           --                 --      2,859,139
Sale of Shares Under the Equity Line of
Credit Agreement                                614,156       61       487,303           --                 --        487,364
Receivable on Option Exercise                        --       --      (396,000)          --                 --       (396,000)
Loan Repayments from Director/Officer                --       --            --      640,000                 --        640,000
Net Loss for the Period (Unaudited)                  --       --            --           --         (4,726,242)    (4,726,242)
--------------------------------------------------------------------------------------------------------------------------------
Balance - September 30, 2002 (Unaudited)     26,814,151   $2,681  $ 23,193,404       $   --       $(22,940,307)    $  255,778
--------------------------------------------------------------------------------------------------------------------------------
Balance - December 31, 2002                  27,511,412   $2,751  $ 24,054,187       $   --       $(24,513,282)    $ (456,344)

Capital Contribution - Interest Expense              --       --         6,346           --                 --          6,346
Stock Options Granted -
  Compensation for Services Rendered                 --       --        27,148           --                 --         27,148
Common Shares Issued -
  Compensation for Services Rendered          4,215,172      421       368,829           --                 --        369,250
Sale of Shares Under the Stock Subscriptions         --       --       684,265           --                 --        684,265
Receivable on Option Exercise                        --       --        25,000           --                 --         25,000
Conversion of Convertible Notes               1,736,734      174       510,426           --                 --        510,600
Net Loss for the Period (Unaudited)                  --       --            --           --         (1,846,140)    (1,846,140)
-------------------------------------------------------------------------------------------------------------------------------
Balance - September 30, 2003 (Unaudited)     33,463,318   $3,346  $ 25,676,201       $   --       $(26,359,422)    $ (679,875)
-------------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these financial statements.

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


STATEMENTS OF OPERATIONS (UNAUDITED)
--------------------------------------------------------------------------
                                                Three Months Ended
                                                   September 30,
                                          --------------------------------

                                                  2003            2002
--------------------------------------------------------------------------

Revenues
Net Sales                                      $ 26,163      $   22,165
--------------------------------------------------------------------------

Expenses
Cost of Sales                                     7,571           5,172
General and Administrative                      179,276         570,902
Marketing and Business Development               67,080         360,611
Research and Development                         26,760         114,146
--------------------------------------------------------------------------
                                                280,687       1,050,831
Financial Accounting Expenses
  Not Requiring the Use of Cash During
the Period:
Depreciation and Amortization                    17,717          15,916
Interest Expense                                  2,058           2,358
Share and Option Grants to Officers,
Directors, Investors and Consultants            139,666         407,917
--------------------------------------------------------------------------

Total Expenses                                  440,128       1,477,022
--------------------------------------------------------------------------

Loss Before Other Expenses                    (413,965)     (1,454,857)
--------------------------------------------------------------------------

Other Expenses
Provision for Arbitration Settlement              3,000              --
--------------------------------------------------------------------------

Total Other Expenses                              3,000              --
--------------------------------------------------------------------------
                                            $ (416,965)   $ (1,454,857)
Net Loss for the Period
--------------------------------------------------------------------------

Loss per Common Share - Basic and Diluted    $   (0.01)      $   (0.06)
--------------------------------------------------------------------------

Weighted Average Number of Common Shares
Outstanding - Basic and Diluted              31,448,867      26,133,394
--------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


STATEMENTS OF OPERATIONS (UNAUDITED)
--------------------------------------------------------------------------
                                                 Nine Months Ended
                                                   September 30,
                                          --------------------------------

                                                  2003            2002
--------------------------------------------------------------------------

Revenues
Net Sales                                      $ 79,784     $    22,165
--------------------------------------------------------------------------

Expenses
Cost of Sales                                    20,856           5,172
General and Administrative                      506,951       1,154,563
Marketing and Business Development              330,123         748,557
Research and Development                        147,142         432,683
--------------------------------------------------------------------------
                                              1,005,072       2,340,975
Financial Accounting Expenses
Not Requiring the Use of Cash During the
Period:
Depreciation and Amortization                    51,616          45,220
Interest Expense                                  6,504          17,473
Share and Option Grants to Officers,
Directors, Investors and Consultants            256,600       2,344,739
--------------------------------------------------------------------------

Total Expenses                                1,319,792       4,748,407
--------------------------------------------------------------------------

Loss Before Other Expenses                  (1,240,008)     (4,726,242)
--------------------------------------------------------------------------

Other Expenses
Provision for Arbitration Settlement            606,132              --
--------------------------------------------------------------------------

Total Other Expenses                            606,132              --
--------------------------------------------------------------------------

Net Loss for the Period                   $ (1,846,140)   $ (4,726,242)
--------------------------------------------------------------------------

Loss per Common Share - Basic and Diluted    $   (0.06)      $   (0.20)
--------------------------------------------------------------------------

Weighted Average Number of Common Shares
Outstanding - Basic and Diluted              30,107,786      23,913,887
--------------------------------------------------------------------------


The accompanying notes are an integral part of these financial statements.

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York

STATEMENTS OF CASH FLOWS (UNAUDITED)
---------------------------------------------------------------------------
                                                Nine Months Ended
                                                  September 30,

                                              2003             2002
---------------------------------------------------------------------------
Cash Flows from Operating Activities

Net Loss for the Period                   $ (1,846,140)    $ (4,726,242)

Adjustments to Reconcile Net Loss for
the Period
  to Net Cash Flows from Operating
Activities:
Depreciation and Amortization                    51,616           45,220
Capital Contributions:
Deemed Interest Expense on
    Loans from Stockholders                       6,346           16,906
Share and Option Grants - Officers,
    Directors, Investors, and
Consultants                                     396,398        2,107,682

Changes in Assets and Liabilities:
Accounts Receivable                               2,415         (21,054)
Inventory                                        50,257        (334,842)
Prepaid Expenses                               (70,945)         (57,223)
Other Current Assets                           (18,350)          (1,000)
Accounts Payable and Accrued Expenses           276,141          396,662
Accrual for Arbitration Settlement              606,132               --
---------------------------------------------------------------------------
Net Cash Flows from Operating Activities      (546,130)      (2,573,891)
---------------------------------------------------------------------------

Cash Flows from Investing Activities
Purchases of Property and Equipment             (1,495)         (16,405)
Purchases of Patents and Trademarks -
Net                                            (88,735)        (139,914)
---------------------------------------------------------------------------
Net Cash Flows from Investing Activities       (90,230)        (156,319)
---------------------------------------------------------------------------

Cash Flows from Financing Activities
Proceeds from Exercise of Stock Options          25,000        1,357,303
Proceeds from the Sale of Shares Under
the
  Stock Subscriptions                           400,315               --
Proceeds from Sale of Shares Under the
  Equity Line of Credit Agreement                    --          487,364
Loan Receivable - Director/Officer                   --          976,643
Advances from Stockholders                      139,390              433
Repayments to Stockholders                     (78,882)               --
---------------------------------------------------------------------------
Net Cash Flows from Financing Activities        485,823        2,821,743

Net Change in Cash and Cash Equivalents       (150,537)           91,533
Cash and Cash Equivalents - Beginning
of Period                                       210,214           11,284
---------------------------------------------------------------------------
Cash and Cash Equivalents - End of             $ 59,677        $ 102,817
Period
---------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

-continued-

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York

STATEMENTS OF CASH FLOWS (UNAUDITED) - continued
---------------------------------------------------------------------------

                                                Nine Months Ended
                                                  September 30,
                                        -----------------------------------

                                                   2003             2002
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Non-Cash Investing and Financing
Activities
Exercise of Stock Options                        $   --        $ 857,450
Offsetting of Stockholders Receivable
and Payables                                     $   --        $ 728,000
Debentures Converted to Common Stock          $ 510,600           $   --
Stock Subscriptions - Offset against
due to stockholders                            $ 75,000           $   --

SUPPLEMENTAL DISCLOSURE

Interest Paid                                    $   --           $   --
Income Taxes Paid                                $   --           $   --


The accompanying notes are an integral part of these financial statements.

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note A - Basis of Presentation
        The condensed financial statements of L.A.M. Pharmaceutical, Corp. (the "Company") included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in financial statements prepared in conjunction with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed financial statements should be read in conjunction with the Company's audited financial statements and the notes thereto included elsewhere in this prospectus.

        The accompanying unaudited interim financial statements reflect all adjustments of a normal and recurring nature, which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim periods presented. The results of operations for these periods are not necessarily comparable to, or indicative of, results of any other interim period or for the fiscal year as a whole. Factors that affect the comparability of financial data from year to year and for comparable interim periods include non-recurring expenses associated with market launch of new products, costs incurred to raise capital, acquisitions of patents and trademarks, and stock options and awards.

        Reclassifications
        Certain amounts in the prior year financial statements have been reclassified to conform with the current year presentation.

Note B - Accounting Policies
        Revenue Recognition
        The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable when the product has been shipped to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. The Company reduces revenue for estimated customer returns.

        Method of Accounting
        The Company maintains its books and prepares its financial statements on the accrual basis of accounting.

Note C - Inventory

        Inventory at period end consisted of the following:
        ------------------------------------------------------------------------
                                                 September 30,   December 31,
                                                     2003            2002
        ------------------------------------------------------------------------
        IPM Wound Gel(TM)                         $ 489,203       $539,460
        Raw Materials                                10,625         10,625
        ------------------------------------------------------------------------

        Inventory                                 $ 499,828       $550,085
        ------------------------------------------------------------------------

Note D - Share and Option Grants The Company has stock option plans under which employees, non-employee directors, consultants and investors may be granted options to purchase shares of the Company's common stock. Options have varying vesting and expiration dates.

        The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its employee stock option plans. Accordingly,

                                                                   -continued-

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note D - Share and Option Grants - continued

        no compensation expense has been recognized for its employee stock option plans. During the first quarter of fiscal 2003, the Company adopted the disclosure provisions of SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure".

        The following table illustrates the effect on net earnings and earnings per share had the Company adopted the fair value based method of accounting for stock-based employee compensation for all periods presented:

                         For the three months   For the nine months
                            ended September 30, ended
                                                   September 30,
                           2003       2002        2003         2002
                        ----------------------------------------------
     Net loss
         As reported   $  416,965  $1,454,857  $1,846,140  $4,726,242
         Pro forma     $  424,791  $1,454,857  $1,857,484  $4,726,242
     Earnings per share
         As reported        $0.01       $0.06      $ 0.06      $ 0.20
         Pro forma          $0.01       $0.06      $ 0.06      $ 0.20

Note E - Common Stock
        During the three months ended September 30, 2003 the Company sold units of Company's common stock in which each unit consists of 1000 shares of the Company's common stock plus 750 warrants. Each warrant will entitle the holder to purchase one of the Company's common stock as follows:

          o One third of warrants may be exercised at any time prior to February 28, 2005 at a price of $0.30 per share
          o One third of warrants may be exercised at any time prior to August 31, 2005 at a price of $0.30 per share
          o One third of warrants may be exercised at any time prior to February 28, 2006 at a price of $0.50 per share

        Between July 1, 2003 and October 14, 2003 the Company sold 7,341,828 shares of its common stock, plus warrants for the purchase of an additional 5,247,750 shares for proceeds and debt reduction amounting to a total of $958,000. A total of 4,974,828 shares, plus warrants for the purchase of 3,472,000 shares were sold to thirty-nine investors for $673,960 in cash. An additional 2,367,000 shares, plus warrants for the purchase of 1,775,250 shares, were sold to five persons in payment of $284,040 owed by the Company to these persons.

Note F -    Commitments & Contingencies
        In May 2003, the Company learned that the American Arbitration Association awarded damages in the amount of approximately $600,000 to an investor relations firm formerly used by the Company due to an alleged breach of contract. The arbitration decision did not specify a due date for the award. The investor relations company has contacted the Company indicating that they would like to reach a negotiated settlement that would not result in any damage to the Company's prospects. The Company believes that the settlement may be made through the issuance of shares rather than a cash payment or possibly a reduced amount of cash and or shares. In addition, payment may be delayed to a future date or may be structured to occur over time. At present, the outcome of this settlement is not determinable and accordingly the Company has accrued the entire amount plus interest, at a rate of 2% per annum, as an expense and liability in the financial statements for the period ended September 30, 2003.

No dealer salesman or other person has been authorized to give any information or to make any representations, other than those contained in this prospectus. Any information or representation not contained in this prospectus must not be relied upon as having been authorized by L.A.M. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of L.A.M. since the date of this prospectus.


                                TABLE OF CONTENTS


                                                                        Page

Prospectus Summary....................................
Risk Factors..........................................
Comparative Share Data................................
Market for Common Stock...............................
Management's Discussion and Analysis and Plan of Operation..................
Business..............................................
Management............................................
Principal Shareholders................................
Selling Shareholders..................................
Description of Securities.............................
Experts...............................................
Indemnification.......................................
Additional Information................................
Financial Statements..................................





                                  Common stock

                           L.A.M. PHARMACEUTICAL CORP.


                                   PROSPECTUS